Exhibit 2.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EQUITY PURCHASE AGREEMENT

by and among

TARGETED LENDING HOLDINGS, LLC,

THE SELLERS NAMED HEREIN

and

SELLER REPRESENTATIVE NAMED HEREIN

April 24, 2026

TABLE OF CONTENTS

Page

Article I DEFINITIONS1

1.1Definitions1

Article II SALE AND PURCHASE OF THE PURCHASED INTERESTS; CLOSING1

2.1Sale and Purchase of the Purchased Interests; Purchase Price; Allocation of Purchase Price; Waiver of Rights1

2.2Closing Payments2

2.3Purchase Price Adjustment3

2.4Time and Place of Closing5

2.5Deliveries at Closing5

2.6Earn-Out Payment.6

2.7Withholding Rights9

Article III REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS9

3.1Title to the Purchased Interests9

3.2Authorization of Transaction10

3.3Non-contravention10

3.4Consents10

3.5Proceedings10

3.6Brokers10

Article IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY11

4.1Organization; Good Standing; Qualification and Power11

4.2Authority; Noncontravention; Consents11

4.3Capitalization12

4.4Financial Statements12

4.5Absence of Undisclosed Liabilities14

4.6Absence of Changes15

4.7Tax Matters17

4.8Title to Assets; Personal Property Leases21

4.9Real Property22

4.10Intellectual Property24

4.11Data Privacy26

4.12Contracts27

4.13Proceedings28

4.14Compliance; Governmental Authorizations28

4.15Employees; Labor Relations28

4.16Employee Benefits31

4.17Environmental Matters32

4.18Brokers33

4.19Related Transactions33

4.20Insurance34

4.21Accounts and Notes Payable35

4.22Top Customers; Top Vendors; Top Originators35

4.23Anti-Fraud and Anti-Corruption Laws36

Article V REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER36

5.1Organization; Good Standing; Power36

5.2Authority37

5.3Noncontravention; Consents37

5.4Brokers37

5.5Investment Representations37

5.6Proceedings38

Article VI FURTHER AGREEMENTS OF THE PARTIES38

6.1Certain Tax Matters38

6.2Non-Compete; Non-Solicitation.41

6.3Confidentiality43

6.4Release43

6.5Director and Officer Liability and Indemnification44

6.6Public Announcements44

6.8Further Assurances45

6.9R&W Insurance Matters45

Article VII INDEMNIFICATION45

7.1Indemnification Generally45

7.2Limitations on Indemnification46

7.3Assertion of Claims; Payment of Claims47

7.4Notice and Defense of Third Party Claims47

7.5Survival of Representations and Warranties49

7.6Exclusive Remedy; R&W Insurance Policy49

7.7Tax Treatment49

Article VIII49

8.1Amendments49

8.2Expenses49

8.3No Third Party Beneficiaries50

8.4Successors and Assigns50

8.5Entire Agreement50

8.6Seller Representative50

8.7Notices51

8.8Governing Law52

8.9WAIVER OF JURY TRIAL52

8.10Jurisdiction and Venue52

8.11Remedies52

8.12Severability53

8.13Independence of Covenants and Representations and Warranties53

8.14Counterparts; Electronic Signatures53

8.15Incorporation of Recitals Annexes Exhibits and Schedules53

8.16Interpretation; Construction53

8.17Headings54

ANNEX

Annex IDefinitions

EXHIBITS

Exhibit AForm of Assignment

EQUITY purchase agreement

This Equity Purchase Agreement (this “Agreement”), dated as of April 24, 2026, is made and entered into by and among Targeted Lending Holdings, LLC, a Delaware limited liability company (“Purchaser”), Brian Gallo (“Gallo”), Michael Philbin (“Philbin”), Renee Hazard (“Hazard”), John Kleinert (“J. Kleinert”), Robert Kleinert (“R. Kleinert”), MJVEL LLC, a Wyoming limited liability company (“MJVEL” and, together with Gallo, Philbin, Hazard, J. Kleinert and R. Kleinert, the “Sellers” and, each, a “Seller”), and Gallo, solely in his capacity as representative of the Sellers (“Seller Representative”).

WHEREAS, as of the date hereof, the Sellers collectively own 100% of the issued and outstanding membership interests (the “Purchased Interests”) of Targeted Lending Co., LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Purchased Interests constitute 100% of the issued and outstanding equity interests of the Company; and

WHEREAS, each of the Sellers desires to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept, 100% of such Seller’s right, title and interest in and to the Purchased Interests owned by such Seller, in each case, for the consideration and upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS
1.1Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex I attached hereto.
Article II
SALE AND PURCHASE OF THE PURCHASED INTERESTS; CLOSING
2.1Sale and Purchase of the Purchased Interests; Purchase Price; Allocation of Purchase Price; Waiver of Rights.
(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Sellers, 100% of the Purchased Interests and each such Seller’s right, title and interest in and to the Purchased Interests owned by such Seller, free and clear of any and all Encumbrances.
(b)Subject to adjustment as provided in Section 2.3, the aggregate consideration to be paid by Purchaser at Closing for the Purchased Interests shall be an amount equal to (i) $54,146,436 (the “Base Purchase Price”), minus (ii) the Closing Indebtedness, minus (iii) the Closing Transaction Expenses (collectively, the “Closing Purchase Price”). In addition, the Key Employees shall be entitled to the amount, if any, of the Earn-Out Payments in accordance with and pursuant to Section 2.6. The portion of the Closing Purchase Price payable to the Sellers pursuant to Section 2.2 shall be allocated among the Sellers as follows: (A) first, to the Preferred Sellers (as defined below), an aggregate amount equal to $[***], representing their respective unpaid and accrued preferred return under the Operating Agreement (as defined below), which shall be allocated to the Preferred Sellers as follows: [***]; and (B) then, the remainder to the Common Sellers (as defined below) allocated as follows: [***] (each such percentage in this clause (B), such Seller’s “Common Pro Rata Share”).
(c)Each of the Sellers hereby waives any consent or approval rights, rights of first offer, rights of first refusal, preemptive rights and all other similar rights such Seller has pursuant to that certain Third Amendment to the Operating Agreement of the Company, effective as of July 26, 2022 (the “Operating Agreement”), or otherwise, in each case, with respect to or otherwise relating to the Purchased Interests or any other Equity Securities of the Company.
(d)Each of the Sellers hereby acknowledges and agrees that, upon the Closing, such Seller shall have no rights to any additional payments in respect of such Seller’s Equity Securities in the Company, including such Seller’s Purchased Interests (other than pursuant to this Agreement), including any accrued but unpaid dividends or distributions with respect thereto under the Operating Agreement or otherwise, and each such Seller hereby irrevocably waives any and all such rights in respect thereof.
2.2Closing Payments. At the Closing, Purchaser shall pay or deposit (as applicable) the Estimated Purchase Price to the following Persons in the following amounts, in each case, in cash by wire transfer of immediately available funds:
(a)to third party service providers designated by Seller Representative, the aggregate amount of all Transaction Expenses payable to such third party service providers, in each case, in accordance with invoices or other documents evidencing such amounts delivered by Seller Representative to Purchaser prior to the Closing Date;
(b)to the Company, the aggregate amount of all Transaction Expenses (i) payable to all employees of the Company which shall be paid by the Company to such employee (net of applicable withholding Taxes) through the Company’s payroll system and (ii) that are payroll or other employment Taxes which shall be held and remitted by the Company to the applicable Governmental Entity in accordance with the Company’s payroll policies;
(c)to the holders of Indebtedness (other than any Indebtedness set forth in clauses (e) through (r) (and clause (s) with respect to the Indebtedness described in the foregoing clauses of such definition) of the definition of Indebtedness), the aggregate amount of all Indebtedness owed to such holder (collectively, the “Funded Indebtedness”), in each case, in accordance with payoff letters, invoices or other documents evidencing such Indebtedness delivered by Seller Representative to Purchaser prior to the Closing Date, with the result being that immediately following the Closing there will be no further obligations in respect of the Company with respect to any Indebtedness; and

(d)to Seller Representative, the balance of the Estimated Purchase Price (which, for the avoidance of doubt, shall take into account the payments and deposits made pursuant to Section 2.2(a), Section 2.2(b) and Section 2.2(c)) who shall receive such payment for the benefit of the Sellers and shall distribute such payment to the Sellers in accordance with their respective Common Pro Rata Shares.
2.3Purchase Price Adjustment.
(a)On or prior to the date hereof, Seller Representative has delivered to Purchaser a statement setting forth its good faith estimate of the amount of the Closing Indebtedness and the Transaction Expenses, together with a calculation of the Estimated Purchase Price (the “Estimated Closing Statement”). As used herein, each of “Estimated Transaction Expenses” and “Estimated Closing Indebtedness” mean the estimates of the Transaction Expenses and the Closing Indebtedness, respectively, set forth in the Estimated Closing Statement, and “Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) the Closing Indebtedness, minus (iii) the Closing Transaction Expenses, assuming for purposes of such calculation that the Closing Transaction Expenses are equal to the Estimated Transaction Expenses and the Closing Indebtedness is equal to the Estimated Closing Indebtedness.
(b)Within 120 days following the Closing, Purchaser shall cause the Company to prepare and deliver to Seller Representative a calculation of (i) the actual amount of Closing Indebtedness, (ii) the actual amount of Closing Transaction Expenses and (iii) the final Closing Purchase Price (the “Preliminary Adjustment Statement”).
(c)Following receipt of the Preliminary Adjustment Statement, Seller Representative may review the Preliminary Adjustment Statement and, within 30 days after receipt thereof (the “Review Period”), Seller Representative may deliver to Purchaser a notice setting forth a detailed itemization of Seller Representative’s objections to the Preliminary Adjustment Statement, together with a summary of the reasons thereof and adjustments that, in Seller Representative’s view, are necessary to make the Preliminary Adjustment Statement correct in accordance with the terms of this Agreement (the “Objection Notice”). During the Review Period, Purchaser shall provide Seller Representative and its Representatives reasonable access during normal business hours to all working papers and other information supporting such calculation of the Preliminary Adjustment Statement, together with access to any personnel of Purchaser or its controlled Affiliates (in a manner so as to not interfere with the normal business operations of Purchaser or any of its Affiliates). If Seller Representative does not so object prior to the expiration of the Review Period, the Preliminary Adjustment Statement shall be deemed to be final and binding as the “Adjustment Amount” for purposes of this Agreement.
(d)If Seller Representative so objects within the Review Period, Purchaser and Seller Representative shall negotiate in good faith for 30 days to attempt to resolve by written agreement (the “Agreed Adjustments”) their differences as to the Preliminary Adjustment Statement and the calculations set forth therein, and if Seller Representative and Purchaser so resolve all such differences, the Preliminary Adjustment Statement as adjusted by the Agreed Adjustments shall become the Final Adjustment Statement and as such shall become final, binding and conclusive on the parties hereto for all purposes of this Agreement.

(e)If all objections raised by Seller Representative in the Objection Notice are not resolved within the 30-day period following the expiration of the Review Period, Purchaser shall have 10 days in which to prepare, at its option, a certificate setting forth a detailed itemization of Purchaser’s objections to the Objection Notice, together with a summary of the reasons therefor (the “Purchaser Objection Notice”), and deliver the Purchaser Objection Notice to Seller Representative. Purchaser and Seller Representative shall thereupon, submit the objections identified in the Objection Notice (other than the Agreed Adjustments) and the Purchaser Objection Notice to a nationally recognized accounting firm mutually agreed upon by Purchaser and Seller Representative (the “Accounting Firm”) to resolve the objections identified in the Objection Notice (other than the Agreed Adjustments) and the Purchaser Objection Notice (acting as an expert and not an arbitrator). The parties hereto agree to execute, if requested by the Accounting Firm, a reasonable engagement letter. The Accounting Firm will consider only those items and amounts that Purchaser and Seller Representative are unable to resolve. In making its determination as to the proper disposition of the objections identified in the Objection Notice (other than the Agreed Adjustments) and the Purchaser Objection Notice, the Accounting Firm shall (i) be bound by the terms and conditions of this Agreement, including, without limitation, the terms of this Section 2.3 and (ii) not assign any value with respect to a disputed amount that is (A) greater than the highest value for such amount claimed by either Purchaser or Seller Representative or (B) less than the lowest value for such amount claimed by either Purchaser or Seller Representative. The cost, fees and expenses of the Accounting Firm shall be allocated by the Accounting Firm between Purchaser and the Sellers in the same proportion that the aggregate dollar amount of such resolved disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by Purchaser and Seller Representative (as finally determined by the Accounting Firm) bears to the total dollar amount of such resolved disputed items so submitted. The Accounting Firm’s determination shall be made within 30 days of the later of (1) the Accounting Firm’s engagement and (2) the Accounting Firm’s receipt of an Objection Notice and/or Purchaser Objection Notice, and shall be set forth in a written statement delivered to Purchaser and Seller Representative.
(f)The Preliminary Adjustment Statement shall become the Final Adjustment Statement and as such shall become final, binding and conclusive on the parties hereto for all purposes of this Agreement, and upon which a judgment may be entered by a court of competent jurisdiction upon the earliest to occur of the following:
(i)the mutual acceptance by Seller Representative and Purchaser of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by Seller Representative and agreed to by Purchaser;
(ii)the expiration of 30 days after Seller Representative’s receipt of the Preliminary Adjustment Statement, without timely written delivery of the Objection Notice by Seller Representative in accordance with Section 2.3(c); or
(iii)the delivery to Seller Representative and Purchaser by the Accounting Firm of the report of its determination of all disputed matters submitted to the Accounting Firm pursuant to Section 2.3(e).

(g)To the extent that the Closing Purchase Price as set forth in the Final Adjustment Statement is less than the Estimated Purchase Price (the amount of such difference, the “Downward Adjustment Amount”), Seller Representative shall pay the Downward Adjustment Amount (if any) on behalf of the Common Sellers to Purchaser within five Business Days of the final determination of the Closing Purchase Price in accordance with this Section 2.3; provided, however, that Purchaser shall have the right to recover the Downward Adjustment Amount (if any), at Purchaser’s election delivered by written notice to Seller Representative, (i) from the Common Sellers directly and/or (ii) by offset by Purchaser pursuant to Section 7.2(d).
(h)To the extent that the Closing Purchase Price as set forth in the Final Adjustment Statement is greater than the Estimated Purchase Price (the amount of such difference, the “Upward Adjustment Amount”) or there is no adjustment to the Estimated Purchase Price, Purchaser shall pay the Upward Adjustment Amount (if any) to Seller Representative who shall receive such payment for the benefit of the Common Sellers and shall distribute such payment to the Common Sellers in accordance with their respective Common Pro Rata Shares within five Business Days of the final determination of the Closing Purchase Price in accordance with this Section 2.3.
2.4Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by the parties hereto (which may be effectuated by the exchange of signatures by electronic transmission), at the offices of DLA Piper (US) LLP, 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, on the date hereof (the “Closing Date”).
2.5Deliveries at Closing.
(a)At the Closing, the Sellers and Seller Representative shall deliver or cause to be delivered the following items to Purchaser, in each case, in form and substance satisfactory to Purchaser:
(i)assignments of the Purchased Interests to Purchaser, in each case, substantially in the form of Exhibit A attached hereto (collectively, the “Assignment”);
(ii)a certificate from the Secretary of State of Delaware, dated as of a date not more than two Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of the Company;
(iii)an IRS Form W-9 or appropriate successor or equivalent, properly completed and executed by each Seller;
(iv)evidence satisfactory to Purchaser of the satisfaction of all obligations for Funded Indebtedness, including (A) payoff letters with respect to such Funded Indebtedness providing for the payment and cancellation of all of the Funded Indebtedness as of the Closing Date and (B) releases for any Encumbrances on the assets of the Company relating thereto;
(v)resignations, dated as of the Closing Date, of each director, manager and officer of the Company set forth on Section 2.5(a)(v) of the Disclosure Schedules;

(vi)evidence satisfactory to Purchaser of all consents set forth on Section 2.5(a)(vi) of the Disclosure Schedules;
(vii)except for those set forth on Section 2.5(a)(vii) of the Disclosure Schedules, evidence that the Affiliate Agreements have been terminated;
(viii)a certificate, dated as of the Closing Date, (A) signed by each Seller (or, in the case of a Seller that is not a natural person, a duly authorized officer of such Seller), certifying as to truth, correctness and completeness of the Company’s Organizational Documents, which are in full force and effect on the Closing Date and (B) signed by a duly authorized officer of each Seller that is not a natural person certifying as to truth, correctness and completeness of the resolutions of the governing body of such Seller authorizing and approving the execution, delivery and performance by such Seller of this Agreement and the Related Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions have not been modified, released or rescinded and are in full force and effect on the Closing Date (in each case, copies of which shall be attached thereto);
(ix)the executive employment agreements, duly executed by the applicable Key Employee (collectively, the “Executive Employment Agreements”);
(x)the proprietary information, inventions assignment, non-solicitation and non-competition agreement, duly executed by the applicable Key Employee (collectively, the “Proprietary Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreements”); and
(xi)evidence of termination without any further liability or obligation (in a manner satisfactory to Purchaser) of that certain Letter of Engagement, dated as of January 9, 2026, by and between the Company and Multi-Bank Securities, Inc.
(b)At the Closing, in addition to the payments described in Section 2.2, Purchaser shall deliver or cause to be delivered the following items to Seller Representative:
(i)the Executive Employment Agreements, duly executed by the Company; and
(ii)the Proprietary Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreements, duly executed by the Company.
2.6Earn-Out Payment.
(a)In the event Net Income is greater than or equal to (i) $3,000,000 multiplied by the number of days from the date hereof through and including December 31, 2026, divided by 365, for the period from the date hereof and ending on December 31, 2026 (the “First Earn-Out Calculation Period”), the Key Employees shall be eligible to receive their respective Earn-Out Pro Rata Shares of one additional payment from Purchaser in an amount equal to $1,000,000 (the “First Earn-Out Payment”), (ii) $5,000,000 for the twelve-month period ended December 31, 2027 (the “Second Earn-Out Calculation Period”), the Key Employees shall be eligible to receive their respective Earn-Out Pro Rata Shares of one additional payment from Purchaser in an amount equal to $1,000,000 (the “Second Earn-Out Payment”) and (iii) $5,000,000 for the twelve-month period ended December 31, 2028 (the “Third Earn-Out Calculation Period” and, together with the First Earn-Out Calculation Period and the Second Earn-Out Calculation Period, the “Earn-Out Calculation Periods” and, each, an “Earn-Out Calculation Period”), the Key Employees shall be eligible to receive their respective Earn-Out Pro Rata Shares of one additional payment from Purchaser in an amount equal to $1,000,000 (the “Third Earn-Out Payment” and, together with the First Earn-Out Payment and the Second Earn-Out Payment, collectively, the “Earn-Out Payments”); provided that in no event shall the Earn-Out Payments exceed $3,000,000 in the aggregate. If Net Income for (A) the First Earn-Out Calculation Period is less than $3,000,000, then Purchaser shall not have any obligation to pay the First Earn-Out Payment to the Key Employees, (B) the Second Earn-Out Calculation Period is less than $5,000,000, then Purchaser shall not have any obligation to pay the Second Earn-Out Payment to the Key Employees and (C) the Third Earn-Out Calculation Period is less than $5,000,000, then Purchaser shall not have any obligation to pay the Third Earn-Out Payment to the Key Employees. The portion of any Earn-Out Payment payable to the Key Employees pursuant to this Section 2.6 shall be allocated among the Key Employees as follows: [***] (each such percentage, such Key Employee’s “Earn-Out Pro Rata Share”).
(b)Each Earn-Out Payment, if any, shall be paid to the Key Employees (in accordance with their respective Earn-Out Pro Rata Shares) within five Business Days after the final determination of Net Income with respect to the applicable Earn-Out Calculation Period pursuant to this Section 2.6. Upon such payment, Purchaser shall be fully released and discharged of any obligation with respect to such Earn-Out Payment.
(c)No later than the later of (i) 90 days after the end of the applicable Earn-Out Calculation Period and (ii) the date upon which the audit of the Company is completed for the fiscal year that includes the applicable Earn-Out Calculation Period, Purchaser shall prepare and deliver to Seller Representative a written statement (each, an “Earn-Out Statement”) setting forth in reasonable detail Purchaser’s good faith calculation of Net Income with respect to the applicable Earn-Out Calculation Period. During the 30-day period following the receipt by Seller Representative of an Earn-Out Statement (each, an “Earn-Out Review Period”), Seller Representative and its Representatives shall be permitted to review during normal business hours and make copies reasonably required of (A) the working papers of Purchaser and, if relevant, its independent auditors (if any) relating to the preparation of such Earn-Out Statement, subject in the latter instance to the auditor’s consent, and (B) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of such Earn-Out Statement. If Seller Representative has any objections to an Earn-Out Statement, Seller Representative shall deliver to Purchaser during the applicable Earn-Out Review Period a single statement setting forth its objections thereto, including in reasonable detail the dollar amount of any objection and the basis therefor (each, an “Earn-Out Notice of Objection”); provided that the only basis for any objection that may be set forth in an Earn-Out Notice of Objection is that the determination of Net Income set forth in the applicable Earn-Out Statement was not calculated in accordance with this Agreement or for mathematical or other error in calculation. Any item or calculation included in the calculation of Net Income set forth in the applicable Earn-Out Statement which is not specifically objected to in the applicable Earn-Out Notice of Objection shall be final, binding and non-appealable upon the parties hereto. If an Earn-Out Notice of Objection is not delivered to Purchaser prior to the end of the applicable Earn-Out Review Period, the determination of Net

Income set forth in the applicable Earn-Out Statement shall be final, binding and non-appealable by the parties hereto.
(d)If Seller Representative delivers an Earn-Out Notice of Objection in accordance with Section 2.6(c), Seller Representative and Purchaser shall negotiate in good faith to resolve any objections set forth therein. If Seller Representative and Purchaser do not reach a final resolution within 30 days after the delivery of the Earn-Out Notice of Objection, all unresolved disputed items shall be submitted to the Accounting Firm. The Accounting Firm, acting as an expert and not an arbitrator, shall be directed to render a written report with respect to the unresolved disputed items with respect to the applicable Earn-Out Statement as promptly as practicable, but in no event greater than 30 days after such submission to the Accounting Firm, and to resolve only those unresolved disputed items set forth in the Earn-Out Notice of Objection. The decision of the Accounting Firm shall be final, binding and non-appealable on the parties hereto and the fees, costs and expenses of the Accounting Firm shall be (i) borne by Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (ii) paid by the Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted.
(e)The Sellers (including the Key Employees) acknowledge and agree that Purchaser and its Affiliates shall have the right to operate the Company and/or the Business in any way that Purchaser and its Affiliates may deem commercially reasonable, and, except as provided herein, that neither Purchaser nor any of its Affiliates shall have any liability or obligation to any of the Sellers (including the Key Employees) in connection with the operation of the Company and/or the Business from and after the Closing. Notwithstanding the foregoing, the parties agree that Purchaser shall not operate the Company and/or the Business with the primary purpose of avoiding any Earn-Out Payment. For avoidance of doubt, the Sellers (including the Key Employees) acknowledge and agree that no potential Earn-Out Payment or any other earn-out amounts shall be applicable with respect to the operation of the Company and/or the Business following the expiration of the applicable Earn-Out Calculation Period.
(f)The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser, (ii) no Key Employee shall have any rights as a security holder of Purchaser as a result of the Key Employees’ contingent right to receive any Earn-Out Payment hereunder and (iii) no interest is payable with respect to any Earn-Out Payment.
(g)The Earn-Out Payments shall be available to Purchaser and the other Purchaser Indemnitees to provide funding to them for any Losses for which they are entitled to be indemnified hereunder pursuant to Section 7.1(a) in accordance with Section 7.2(e).
(h)Notwithstanding anything in this Section 2.6 to the contrary, Purchaser will not be obligated to pay any Earn-Out Payment (if any) on the date such payment is otherwise due hereunder if and to the extent that the payment of such amount is not permitted by applicable Law or would result in personal liability to any of the managers, directors or officers of Purchaser or any of its Affiliates (each, a “Payment Restriction”). The Key Employees acknowledge and agree that any failure by Purchaser to pay all or any portion of an Earn-Out Payment on the date otherwise due hereunder by virtue of any Payment Restriction will not constitute a default under or a breach of this Agreement for any reason; provided that Purchaser shall use commercially reasonable efforts to cure and/or waive any Payment Restriction. Purchaser’s obligation to pay and deliver, and the Key Employees’ entitlement to receive, an Earn-Out Payment shall be reinstated, and paid in arrears, including interest calculated in accordance with 6 Del. Laws §2301(a) from the date such payment is otherwise due hereunder until the actual date of payment of such Earn-Out Payment, once the event resulting in a Payment Restriction has been cured or waived or otherwise no longer exists; provided that no other Payment Restriction would result from the payment or delivery of such Earn-Out Payment.
2.7Withholding Rights. Purchaser, the Company and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Laws or other applicable Law. To the extent that amounts are so withheld by Purchaser, the Company or such other applicable withholding agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article III
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

Except as set forth in the corresponding section of the Disclosure Schedules, each Seller represents and warrants to Purchaser that:

3.1Title to the Purchased Interests. Each Seller is the lawful owner, of record and beneficially, of the Purchased Interests set forth opposite such Seller’s name on Section 3.1 of the Disclosure Schedules and has good, valid and marketable title to such Purchased Interests free and clear of any and all Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, and upon the delivery of the Purchased Interests to Purchaser at the Closing, Purchaser shall own all of the outstanding Equity Securities of the Company, free and clear of any and all Encumbrances. No Seller is insolvent or the subject of any bankruptcy, reorganization or similar Proceedings. There are no outstanding Contracts or understandings between any Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Equity Securities of the Company and, except as contemplated by this Agreement, the Related Documents or the transactions specifically contemplated hereby and thereby, no Person has any right whatsoever to receive or acquire any Equity Securities of the Company. The Sellers acquired the Purchased Interests in one or more transactions exempt from registration under the Securities Act and state securities and “blue sky” laws.

3.2Authorization of Transaction. Each Seller has the full legal right, capacity, power and authority to enter into this Agreement and each Related Document, in each case, to which such Seller is or will be a party. This Agreement, each Related Document and each document contemplated by the Transaction, in each case, to which any Seller is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by such Seller. This Agreement and each Related Document, in each case, to which any Seller is or will be a party and the consummation of the Transaction has been duly authorized (if applicable) by all necessary action on the part of such Seller. This Agreement and each Related Document, in each case, to which any Seller is or will be a party is, or upon the execution thereof will be, assuming the due and valid execution and delivery thereof by the other parties hereto and thereto, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.
3.3Non-contravention. None of the execution, delivery and performance by any Seller of this Agreement and the Related Documents, in each case, to which such Seller is or will be a party, the consummation of the Transaction, or compliance by any Seller with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, the terms or provisions of (i) the Organizational Documents of any Seller or (ii) any Contract to which any Seller is a party or by which any Seller or its respective assets may be bound, (b) violate any Laws applicable to any Seller or any of its respective properties or (c) result in the creation of any Encumbrance upon the Purchased Interests.
3.4Consents. No consent, approval, Permit, Order or authorization of, registration, declaration or filing with or notification to any Governmental Entity or third party is required in connection with the execution, delivery and performance by any Seller of this Agreement and the Related Documents, in each case, to which such Seller is or will be a party or the consummation by any Seller of the Transaction.
3.5Proceedings. There are no (a) outstanding Orders against or by any Seller, (b) Proceedings pending, or to the Sellers’ Knowledge, or threatened against or by any Seller that challenge or seek to prevent, enjoin or otherwise delay the Transaction or (c) investigations by any Governmental Entity that are pending or, to the Sellers’ Knowledge, threatened against any Seller.
3.6Brokers. Except for Multi-Bank Securities, Inc., there is no investment banker, broker, finder or other agent or intermediary which has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the Transaction.
Article IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the corresponding section of the Disclosure Schedules, each Seller represents and warrants to Purchaser that:

4.1Organization; Good Standing; Qualification and Power. The Company is duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and proposed to be conducted following the Closing, and, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, each of which jurisdictions is set forth on Section 4.1 of the Disclosure Schedules. The Company is not insolvent or the subject of any bankruptcy, reorganization or similar Proceeding. The Sellers have made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company.
4.2Authority; Noncontravention; Consents.
(a)The Company has all the requisite power and authority to enter into this Agreement and each Related Document, in each case, to which it is or will be a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and each Related Document, in each case, to which it is or will be a party and the Transaction and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Document, in each case, to which the Company is or will be a party and the consummation of the Transaction has been duly and validly authorized by all necessary limited liability company action on the part of the Company. This Agreement and Related Document, in each case, to which the Company is or will be a party has been duly and validly executed and delivered by the Company, and this Agreement and each Related Document, in each case, to which it is or will be a party is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.
(b)Neither the execution, delivery and performance of this Agreement and the Related Documents, in each case, to which the Company is or will be a party nor the consummation by the Company of the Transaction nor compliance by the Company with any provision hereof or thereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, the terms or provisions of (A) the Organizational Documents of the Company or (B) any Material Contract to which the Company is or will be a party or by which any of its properties or assets are bound, (ii) violate any Laws applicable to the Company, the Business or any of its properties or assets or (iii) result in the creation of any Encumbrance upon any of the assets of the Company.
(c)No consent, approval, Permit, Order or authorization of, registration, declaration or filing with or notification to any Governmental Entity or any third party is required in connection with the execution, delivery and performance by the Company of this Agreement or the Related Documents to which the Company is or will be a party or the consummation of the Transaction.

4.3Capitalization.
(a)The Sellers are the record owners of and have good and valid title to 100% of the Purchased Interests, free and clear of any and all Encumbrances. The Purchased Interests constitute 100% of the total issued and outstanding Equity Securities of the Company. No current or former equityholder of the Company or any other Person is contesting or has a valid basis for contesting the ownership of the Purchased Interests, or any Distributions or contributions relating thereto. Other than the Purchased Interests, there are no other Equity Securities of the Company authorized, issued or outstanding. All of the Purchased Interests are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any and all Encumbrances and were not issued in violation of any applicable Law and upon delivery of the Purchased Interests to Purchaser at the Closing, Purchaser shall own all of the outstanding Equity Securities of the Company, free and clear of any and all Encumbrances. Except as set forth on Section 4.3(a) of the Disclosure Schedules, the Company has not made any Distribution within the preceding three years and no Person has any right to receive any Distribution.
(b)The Company (i) does not own, directly or indirectly, any Equity Securities in any Person and (ii) does not have, nor has it ever had, any Subsidiaries.
(c)There are no Securities outstanding which are convertible into, exchangeable for, or carrying the right to acquire, Equity Securities of the Company, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the Company to issue, sell, register, purchase or redeem any of its Equity Securities or any ownership interest or rights therein. Except as specifically contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company is bound with respect to the voting of any Equity Securities of the Company. There are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding with respect to the Company, and no derivative instruments issued by the Company exist, the underlying security of which is an Equity Security of the Company.
(d)All Securities issued by the Company, including the Purchased Interests, have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and the Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any such Securities.
4.4Financial Statements.
(a)The Sellers have made available to Purchaser true, correct and complete copies of (i) audited balance sheet of the Company as of December 31, 2023, December 31, 2024 and December 31, 2025, and the related statements of income for the year ended December 31, 2023, December 31, 2024 and December 31, 2025 and (ii) the unaudited balance sheet of the Company as of January 31, 2026 (the “Latest Balance Sheet Date” and such balance sheet, the “Latest Balance Sheet”), and the related statements of income for the one-month period then ended (clauses (i) and (ii), collectively, the “Financial Statements”).

(b)The Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates thereof and for the periods therein referred to (subject, in the case of the unaudited Financial Statements, to the absence of notes and normal year-end adjustments other than any such adjustments that are not material in nature individually or in the aggregate).
(c)Section 4.4(c) of the Disclosure Schedules sets forth a true, correct and complete accounting of the Indebtedness owed by the Company to any Person, calculated in accordance with GAAP. The Company has performed in all material respects all of its obligations required to be performed by it under each document evidencing Indebtedness and there is no continuing event of default under any document evidencing Indebtedness.
(d)Section 4.4(d) of the Disclosure Schedules contains a true and complete listing of the Company’s accounts and notes receivables as of the date hereof, which, for the avoidance of doubt, shall include all Equipment Finance Receivables (the “Accounts Receivables”), showing the amount of each receivable, the carrying value of each receivable and an aging of amounts due thereunder. The Accounts Receivables (i) represent valid obligations and bona fide transactions made in the ordinary course of business and (ii) are not subject to refunds or adjustments, valid defenses, set-offs or counterclaims. The aggregate amount of any counterclaims or offsetting claims that are pending with respect to the Accounts Receivables do not exceed the aggregate amount of the reserves therefor.
(e)All of the Accounts Receivables relate solely to sales of goods or services to the customers of the Company, none of whom are Affiliates of the Company.
(f)Except as set forth on Section 4.4(f) of the Disclosure Schedules , there is: (i) no account debtor or note debtor delinquent in its payment by more than 30 days; (ii) to the Sellers’ Knowledge, no account debtor or note debtor that is insolvent or bankrupt; and (iii) no Accounts Receivable that has been pledged to any third party by the Company.
(g)Section 4.4(g) of the Disclosure Schedules sets forth a true, correct and complete list of all Equipment Finance Receivables that have been charged off, written off, or reserved against by the Company (collectively, each a “Charge Off”) during the 3-year period ending on the date hereof (collectively, the “Charged Off Receivables”), including, with respect to each such Charged Off Receivable: (i) the original principal amount; (ii) the date of origination; (iii) the date of Charge Off; (iv) the unpaid principal balance at the time of Charge Off; (v) the Obligor name; (vi) a description of the underlying collateral; (vii) the current status of any collection efforts; (viii) any amounts recovered following Charge Off; and (ix) whether the Company retains any rights to future recoveries with respect thereto. The Company has good, valid and marketable title to, and ownership of, all Charged Off Receivables (including the right to collect on all Charged Off Receivables and to receive and retain any recoveries therefrom), free and clear of any and all Encumbrances.
(h)Section 4.4(h) of the Disclosure Schedules sets forth a true, correct and complete list of all equipment, vehicles, machinery and other tangible personal property in the possession of or under the control of the Company on the date hereof that has been repossessed, surrendered or otherwise recovered by the Company in connection with defaulted Equipment

Finance Receivables or Charged Off Receivables (collectively, the “Repossessed Assets”), including, with respect to each Repossessed Asset: (i) a description of such Repossessed Asset; (ii) the date of repossession or recovery; (iii) to the Sellers’ Knowledge, the location where such asset is currently stored; (iv) the original financed amount under the related Equipment Finance Receivable; (v) the unpaid balance at the time of default (including accrued but unpaid interest and fees); (vi) the Obligor name; (vii) to the Sellers’ Knowledge, the estimated fair market value or book value of such Repossessed Asset as of the date hereof; (viii) any costs incurred in connection with the repossession, storage or maintenance of such asset; and (ix) whether such Repossessed Asset is currently being marketed for sale or has been designated for auction or other disposition. The Company has applied for repossession title to all Repossessed Assets. To the Sellers’ Knowledge, all Repossessed Assets are in good operating condition and repair (ordinary wear and tear excepted), and the Company has maintained adequate insurance coverage with respect to all Repossessed Assets.
(i)The Company maintains internal controls over financial reporting sufficient to provide reasonable assurances in all material respects that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP, and that receipts and expenditures of the business of the Company are being made only in accordance with authorization of management and directors of the Company, if applicable, and that provide reasonable assurance in all material respects regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.
(j)The Company has not identified (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated or (ii) any fraud that involves the Company’s senior management or other employees of the Company who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.
(k)The books and records of the Company fairly and accurately reflect in all material respects all of the assets and liabilities of the business of the Company and all Contracts and transactions related to the business of the Company to which the Company is or was a party or by which the Company or its assets are or were affected.
4.5Absence of Undisclosed Liabilities. The Company does not have any Liabilities, except for (a) Liabilities reflected in the Latest Balance Sheet and (b) Liabilities that have arisen during the 12-month period ended the date hereof in the ordinary course of business (none of which are material (individually or in the aggregate) or relate to breach of Contract, breach of warranty, tort, infringement, or violation of Law, Order or Permit). The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person. The reserves reflected on the Latest Balance Sheet for Liabilities of the Company have been established in accordance with GAAP, and such reserves are adequate to cover such Liabilities.
4.6Absence of Changes. During the 12-month period ending on the date hereof, (1) there has not been any Material Adverse Effect and no event has occurred and no circumstance or condition exists (including the execution and delivery of this Agreement or the consummation of the Transaction) which has had or could reasonably be expected to have a Material Adverse

Effect, (2) the Company has operated in the ordinary course of business and (3) except as set forth on Section 4.6 of the Disclosure Schedules, the Company has not:
(a)made any Distribution in respect of any of its Equity Securities or made any payment or transfer of consideration of any kind to any Seller or any employee, Contingent Worker or Affiliate of the Company or any Affiliate or relative of any such employee, Contingent Worker or Affiliate, other than wages, fees and ordinary course expense reimbursement;
(b)split, combined or reclassified any of its Equity Securities or issued or authorized or proposed the issuance or authorization of any securities in respect of, in lieu of or in substitution of its Equity Securities or repurchased, redeemed or otherwise acquired any of its Equity Securities;
(c)issued, delivered, pledged, encumbered or sold, or authorized or proposed the issuance, delivery, pledge, Encumbrance or sale of, any of its Equity Securities or authorized or proposed any change in its equity capitalization;
(d)amended its Organizational Documents, whether by merger or otherwise;
(e)acquired or agreed to acquire by merging or consolidating with, or by purchasing any material portion of the Equity Securities or assets of, or by any other manner, any business or any Person or division thereof;
(f)made or deferred any capital expenditure in excess of $25,000 in a single transaction;
(g)increased reserves for contingent Liabilities (excluding adjustments for bad debt reserves made in the ordinary course of business);
(h)other than with respect to Equipment Finance Receivables, made any loan, advance or capital contribution to or investment in any Person, other than advances to employees in the ordinary course of business for travel and similar business expenses;
(i)other than Equipment Finance Receivables and Repossessed Assets, sold, leased, transferred or assigned any of its assets, tangible or intangible, with an aggregate fair market value greater than $100,000, other than in the ordinary course of business consistent with past custom and practice;
(j)changed or modified its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due), failed to pay or delayed payment of payables or other Liabilities, or otherwise changed the manner in which it deals with customers, suppliers or vendors other than in the ordinary course of business;
(k)terminated, amended, restated, supplemented or waived any rights under any Material Contract or enter into any of the foregoing;
(l)incurred any Indebtedness or issued any securities evidencing Indebtedness;

(m)entered into, modified or terminated any Employment Agreement;
(n)entered into, modified or terminated any collective bargaining agreement or other Contract with a Union or had any discussions with a Union;
(o)granted or accelerated the payment or provision of any bonuses, change in control payments, retention or other similar payments or benefits or increased the compensation or any fees payable to any current or former officer, employee, director, or Contingent Worker of the Company, other than increases to base salary or wage rates made in the ordinary course of business consistent with past custom and practice;
(p)waived or failed to enforce any restrictive covenant obligation of any such Person to the Company (including, without limitation, any non-competition, non-solicitation, invention assignment, confidentiality, non-disclosure or non-disparagement obligation);
(q)adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, benefit, Contract, Employee Plan, Employment Agreement or commitment for the benefit of any officer, director, employee or Contingent Worker of the Company or promised or committed to undertake any of the foregoing in the future, except as may be required to comply with applicable Law;
(r)other than as contemplated by this Agreement, entered into any transaction with any director, officer, equityholder, employee, Contingent Worker or Affiliate (or any director, officer, equityholder, employee or Contingent Worker of such Affiliate), other than ordinary course employment arrangements entered into in accordance with past custom and practice;
(s)hired or terminated the employment or engagement of any (i) officer, director, manager or executive of the Company or (ii) any employee or Contingent Worker of the Company who receives (or prior to termination would have been eligible to receive) base compensation or fees in excess of $100,000 per year;
(t)written-down or written-up the value of any asset or, other than in the ordinary course of business, write-off any accounts receivable or notes receivable;
(u)modified, changed or otherwise affected the nature of the Business;
(v)created or suffered to exist any Encumbrance on any assets or properties of the Company other than Permitted Encumbrances;
(w)used or disclosed to any Person, except as required by Law or Order and except in the ordinary course of business and subject to obligations of confidentiality, any Confidential Information;
(x)initiated, settled or compromised any pending or threatened Proceeding;
(y)took any action which would adversely affect the ability of the parties hereto to consummate the Transaction;

(z)agreed or otherwise committed, whether in writing or otherwise, to do any of the foregoing.
4.7Tax Matters. Except as set forth on Section 4.7 of the Disclosure Schedules:
(a)The Company has complied with all Laws relating to Taxes. The Company has timely filed (or caused to be timely filed) all Tax Returns required to be filed by or with respect to it (taking into account any valid extensions) with the appropriate Governmental Entities in all jurisdictions in which such material Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. The Company has not requested or filed, or caused to be requested or filed, any extension of time within which to file any Tax Return, which Tax Return has not since been filed. The Company has (i) timely paid (or caused to be paid) all Taxes required to be paid by or with respect to them and (ii) made adequate provision on their books and records for all unpaid Taxes not yet due and owing. The Company has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(b)The unpaid Taxes of the Company for periods (or portions thereof) ending on or prior to the Latest Balance Sheet Date do not exceed the accruals for current Taxes set forth on the balance sheet included in the Financial Statements (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and no unpaid Taxes of the Company have been incurred since the Latest Balance Sheet Date other than in the ordinary course of business, consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.
(c)The Company has timely and properly withheld all required amounts from payments to its employees, agents, contractors, nonresidents, equityholders, lenders, and other Persons and has timely withheld and remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws. The Company has collected all sales, use, ad valorem, value added and similar Taxes required to be collected, including, without limitation, value added tax for services provided by third parties, and have remitted such amounts to the appropriate Governmental Entities or have properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales, use and similar Taxes. The Company has complied with all information reporting and backup withholding requirements, in respect of payments made by the Company, including maintenance of required records with respect thereto.
(d)No Tax audits or other Proceedings are in progress, pending or, to the Sellers’ Knowledge, threatened with regard to any Taxes or Tax Returns of or with respect to the Company. The Company has never received a notice from any Governmental Entity that the Company is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company does not file Tax Returns or pay Taxes. The Company has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.
(e)The Company has not received or has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any

Governmental Entity with respect to Taxes or Tax Returns of the Company. The Company has not executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.
(f)The Company has never been a member of an Affiliated Group. The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise. The Company is not a party to any Tax Sharing Agreements.
(g)No holders of the Purchased Interests shall be treated as realizing any compensation income for income Tax or employment Tax purposes in connection with the “vesting” of the Purchased Interests, a capital shift resulting from the terms of this Agreement or the Operating Agreement, or any other payment provided to be made to a holder of the Purchased Interests.
(h)No benefit or amount payable to any “disqualified individual” (as defined in Section 280G of the Code) may be, or could become, nondeductible pursuant to Section 280G of the Code or result in a Tax under Section 4999 of the Code. No compensation or benefit arrangement of the Company is subject to Section 409A of the Code as a “nonqualified deferred compensation.” The Company is not required to pay, gross up, or otherwise indemnify, nor has the Company made any promises to pay, gross up, or indemnify, any employee or service provider for any Taxes, including potential Taxes imposed under Sections 409A or 4999 of the Code.
(i)Neither Purchaser (nor its Affiliates), nor the Company will be required to include any item of income in, or exclude any item of deduction for any period after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any advance payments, prepaid amounts or “deferred revenue” received or accrued by the Company on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period), including pursuant to Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Laws); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) the application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. Laws); (vii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (viii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ix) gain recognition agreement to which the Company is a party under Section 367 of the Code (or any corresponding or similar provision of income Tax Law); (x) income inclusion pursuant to Sections 951, 951A, or 951B with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date; or (xi) any other action or election on or prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including, in each case, any comparable provisions of state, local and non-U.S. Tax Law.
(j)The Company uses the accrual method of accounting for income Tax purposes and the Company is not a party to any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.
(k)The Company has not engaged in any transaction that could affect the Tax liability for any taxable year not closed by the applicable statute of limitations (i) which is a “reportable transaction,” (ii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates) or (iii) otherwise a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). The Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(l)No Seller is a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.
(m)The Company has not distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(n)The Company has not (i) deferred the payment of any “applicable employment taxes” under Section 2302 of the CARES Act or other similar Laws, (ii) claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under the Families First Coronavirus Response Act of 2020 (“FFCRA”), (iii) made any claim for tax credits for any “qualified sick leave wages” or any “qualified family leave wages” (each as defined in Section 7001 and 7003 of the FFCRA) or (iv) claimed any other Tax credit, Tax deferral or similar Tax benefit pursuant to the CARES Act, the FFCRA and any other similar or additional federal, state, local or foreign Law or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
(o)Since 2018, the Company has been properly classified as a C-corporation for U.S. federal (and applicable state and local) income Tax purposes, and accordingly, the Company does not have any potential liability for any Tax under Section 1374 of the Code and the Company will not be obligated to pay any Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement.
(p)All assets of the Company that are Section 197 intangibles within the meaning of Section 197(d) of the Code were created after August 10, 1993 and are not subject to the anti-churning rules under Section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder.
(q)The Company has never made a SALT Election.

(r)The Sellers (or other direct or indirect equityholders (or former equityholders) of the Company) have no right to any distributions with respect to Taxes (or otherwise) from the Company that will survive the Closing.
(s)There are no Encumbrances for Taxes (other than Taxes not yet due and payable and for which adequate reserves have been established) upon the assets of the Company.
(t)Section 4.7(t) of the Disclosure Schedules sets forth a list of all states, cities and foreign jurisdictions with respect to which the Company is required to file any material Tax Return.
(u)During the 12-month period ending on the date hereof, the Company has not: (i) incurred any Taxes outside of the ordinary course of business; (ii) changed any method of accounting for Tax purposes; (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code (or similar provision of state, local or non-U.S. Law)) with respect to any Tax matter; (iv) surrendered a right to a Tax refund; (v) changed an accounting period with respect to any Tax; (vi) filed an amended Tax Return; (vii) changed or revoked any election with respect to Taxes; (viii) made any election with respect to Taxes that is inconsistent with past practices; or (ix) entered into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes.
(v)The Company does not have, nor has it ever had, a permanent establishment in any country other than the United States, an office or fixed place of business in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.
(w)The Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company, including any property or services provided by or to any Affiliate of the Company, are arm’s-length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
(x)The Company has never been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(y)The Company has never (i) entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 or (ii) transferred an intangible asset, the transfer of which would be subject to the rules of Section 367(d) of the Code.
(z)The Company is not, does not own or has never owned, directly or indirectly, an interest in any entity that is a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code owns (directly or indirectly) an “investment in United States property” for purposes of Section 956 of the Code.

(aa)The Company was not organized in a jurisdiction other than the United States as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
4.8Title to Assets; Personal Property Leases.
(a)The Company has good, valid and marketable title to the assets, machines, equipment, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to the Latest Balance Sheet Date), free and clear of any and all Encumbrances, of any kind or character, except for those Encumbrances set forth on Section 4.8(a) of the Disclosure Schedules and Permitted Encumbrances. The assets of the Company are in good operating condition and repair (ordinary wear and tear excepted). The assets, machines, furniture, fixtures, equipment, vehicles, properties, interests in properties and other items of tangible personal property of the Company to be owned, leased or licensed by the Company after the Closing are sufficient for the continued conduct of the Business after Closing in substantially the same manner as conducted prior to the Closing or as proposed to be conducted following the Closing.
(b)Section 4.8(b) of the Disclosure Schedules sets forth all leases of personal property (whether capital, operating or otherwise, the “Personal Property Leases”) relating to personal property used in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Sellers have made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
(c)The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event has occurred or circumstance exists (including the execution and delivery of this Agreement or the consummation of the Transaction) that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Sellers’ Knowledge, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.
4.9Real Property.
(a)The Company does not own, and has never owned, any Owned Real Property.
(b)Section 4.9(b) of the Disclosure Schedules sets forth the street address of each parcel of Leased Real Property and a list of each lease, sublease, agreement, contract and license pursuant to which the Company leases, subleases, licenses, uses or occupies any real property, with the name of the lessor, lessee and the date of the Real Property Lease in connection therewith and each amendment, modification, extension, renewal, guaranty, subordination and non-disturbance and recognition agreement, estoppel certificate, side letter and supplement related thereto (collectively, the “Lease Documents”). The Sellers have made available to Purchaser true, correct and complete copies of all Lease Documents. Except as otherwise set forth on Section 4.9(b) of the Disclosure Schedules, (i) there are no leases, subleases, concessions, leasehold interests, agreements, contracts or other rights (whether written or oral) granting to, and the Company is not a party to any lease, sublease, concession, leasehold interest, agreement, contract or other right granting to, the Company the right to use or occupy any real property and, (ii) to the Sellers’ Knowledge, all Lease Documents are in full force and effect, are valid and enforceable in accordance with their respective terms, free and clear of any and all Encumbrances (other than Permitted Encumbrances).
(c)Each Real Property Lease is enforceable against the Company and, to the Sellers’ Knowledge, each other party to such Real Property Lease and, subject to obtaining any necessary consents disclosed in Section 4.9(c) of the Disclosure Schedules, will continue to be so enforceable following the consummation of the Transaction. The use and operation of the Leased Real Property in the conduct of the Business does not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Proceedings pending nor threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. There is not under any Real Property Lease (i) any default (or any claimed default) by the Company or any event of default or event that has occurred or circumstance that exists (including the execution and delivery of this Agreement or the consummation of the Transaction) which with notice or lapse of time, or both, would constitute a default by the Company and in respect of which the Company has taken adequate steps to prevent a default on its part from occurring or (ii) any existing default by any other party to any Real Property Lease or any event of default or event that has occurred or circumstance that exists (including the execution and delivery of this Agreement or the consummation of the Transaction) which with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease. The Company has not sent written notice to the other party to any Real Property Lease claiming that such party is in default under any of the Real Property Leases, and no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. The Company does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. Either by the terms of the relevant Real Property Lease, or through a separate non-disturbance agreement, the Company’s interest in each of the Real Property Leases cannot be disturbed due to a default by the other party under such Real Property Lease under any superior mortgage or ground lease affecting such Leased Real Property.
(d)The other parties to each of the Real Property Leases are not Affiliates of, and otherwise do not have any material economic interest in the Company.
(e)There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by the Company for the purposes for which it is currently being used.

(f)The execution, delivery and performance of this Agreement by the Sellers and the consummation of the Transaction will not entitle any counterparty to any Real Property Lease to terminate such Real Property Lease.
(g)The Company has not leased, assigned, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.
(h)The Company has not received any notice that the owner of any Leased Real Property has made any assignment, pledge, or hypothecation of the applicable Real Property Lease with respect thereto or the rents or use fees due thereunder.
(i)There are no outstanding options or rights of first refusal to purchase the Leased Real Property, or any portion thereof or interest therein, nor are there any agreements or other restrictions (recorded or unrecorded) preventing or limiting the Company’s right or ability to use the Leased Real Property or any portion thereof or interest therein.
(j)There is no ongoing “landlord construction work” or “tenant improvement work” projects remaining to be completed at any Leased Real Property in accordance with any Real Property Lease.
(k)Section 4.9(k) of the Disclosure Schedules specifies any restriction, prohibition or limitation under any of the Real Property Leases on the ability, directly or indirectly, to assign, transfer, pledge, hypothecate or otherwise convey or dispose of any interest in the Leased Real Property, and any requirement to obtain consent of the lessor or licensor under any Real Property Leases to consummate the Transaction.
(l)All certificates of occupancy and other permits or approvals legally required with respect to the occupancy and use of the Leased Real Property have been obtained and are currently in effect.
(m)The Leased Real Property and the Company’s use and operation thereof complies in all material respects with all (i) federal, state and local directives, Laws, ordinances, policies, rules, regulations and requirements applicable thereto (including applicable building, health, fire, safety, subdivision, zoning and other similar regulatory Laws, ordinances, codes and regulations and the Americans with Disabilities Act) (collectively, “Property Laws”) and (ii) insurance requirements applicable to said buildings and improvements. There is no, and the Company has not received any written notice of any, non-compliance with any Property Law which has not been resolved.
(n)The Leased Real Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as the Business is currently conducted.
4.10Intellectual Property.
(a)Section 4.10(a) of the Disclosure Schedules sets forth a list of all Target Registered IP and material unregistered Trademarks used in connection with the Business. Each item of Company Owned Intellectual Property is valid and enforceable, and each item of Target

Registered IP is subsisting. No item of Target Registered IP has been abandoned or permitted to lapse, except for patents expiring at the end of their natural term. Section 4.10(a) of the Disclosure Schedules further identifies all actions, payments and other filings required to maintain each item of Target Registered IP that are due with 90 days of the Closing.
(b)The Company is the sole and exclusive owner of all Company Owned Intellectual Property. The Company owns all right, title and interest in and to, or has a valid, enforceable and continuing right to use, sell and license pursuant to a valid, enforceable written Contract, all Company Intellectual Property, in each case, free and clear of any and all Encumbrances. All present and former employees, officers, consultants or contractors responsible for the development of any Intellectual Property for or on behalf of the Company have executed a valid, present assignment of all right, title and interest in and to such Intellectual Property to the Company or assigned all right, title and interest in and to such Intellectual Property to the Company by operation of law. No present or former employee, officer, consultant or contractor of the Company has any right, title or interest in any Company Intellectual Property. The rights of the Company in the Company Intellectual Property are sufficient for the continued conduct of the Businesses after the Closing in the same manner as conducted prior to the Closing and proposed to be conducted following the Closing. The consummation of the Transaction will not result in a loss or impairment of any rights of the Company in any Company Intellectual Property.
(c)The operation of the Business and the Company’s use of Company Intellectual Property have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except with respect to licenses of Off-the-Shelf Software, the Company is not required to pay any royalties, fees or other payments, or provide any other consideration of any kind, to any other Person for the use of any Intellectual Property in the conduct of the Business as it is presently conducted or as proposed to be conducted. To the Sellers’ Knowledge, no Person is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against any Person.
(d)Section 4.10(d) of the Disclosure Schedules identifies all Contracts to which the Company is a party that includes any Intellectual Property License or other grant of rights in Intellectual Property (other than licenses of Off-the-Shelf Software) or otherwise relates to the development, ownership, registration, use or enforcement of any Intellectual Property by or for the Company or any Company IT Assets. Each of the Contracts set forth on Section 4.10(d) of the Disclosure Schedules is in full force and effect and is the legal, valid and binding obligation of the respective parties thereto, and is enforceable in accordance with its terms. The Company is not in default under any Intellectual Property License, nor, to the Sellers’ Knowledge, is any other party in default thereunder, and to the Sellers’ Knowledge, no event has occurred or circumstance exists (including the execution of this Agreement or the consummation of the Transaction) that, with the passage of time or the giving of notice or both, would give rise to a claim of a default thereunder. No party to any Intellectual Property License has exercised any termination rights with respect thereto.
(e)The Company has taken all commercially reasonable security measures, consistent with industry standards, to protect the confidentiality and value of all of the Trade Secrets of the Company and any other confidential information. No Trade Secret or proprietary information material to the Business has been disclosed or authorized to be disclosed by the Company or any employee thereof to any other Person other than pursuant to a written non-disclosure agreement consistent with commercially reasonable practices in the industry in which the Company operates.
(f)Section 4.10(f) of the Disclosure Schedules identifies all Software that is used in the Business, excluding Off-the-Shelf Software, and indicates whether such Software is licensed to the Company or constitutes Company Owned Intellectual Property (the “Company Software”). The Company possesses the source code for all Company Owned Intellectual Property and has not disclosed any such source code to any third party except to independent contractors of the Company pursuant to a valid binding confidentiality agreement.
(g)All Software used by the Company is exclusively owned by the Company or used pursuant to a valid license or other enforceable right. The Company possesses such working copies of all the Software, including object and (to the extent owned or licensed) source codes, license agreements and other documentation as are necessary for the current conduct of the Business.
(h)All Public Software used by the Company that has been modified by the Company or has been distributed by the Company is set forth on Section 4.10(h) of the Disclosure Schedules, and no such Public Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with the Company’s proprietary software in a manner that would render such proprietary software subject to the terms of any Public Software license that would require such proprietary software to be made available in source code form. The Company has not used Public Software in a manner that would obligate the Company to share any Company Software with the open source community, nor has the Company included in the Company Software any copyrightable expression obtained from any Public Software.
(i)Section 4.10(i) of the Disclosure Schedules sets forth each item of artificial intelligence or machine learning technology used in the operation of the Business. The Company’s use of all artificial intelligence or machine learning technology complies with all applicable Laws, contractual commitments and policies of the Company.
(j)The Company IT Assets: (i) are sufficient for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing; (ii) are free from material bugs, defects, viruses and malware that may be disruptive to the Business; and (iii) have not malfunctioned or failed in a manner materially disruptive to the Business. The Company has implemented and has caused its vendors for datacenters and other Company IT Assets to implement commercially reasonable backup, security and disaster recovery measures, and such backup, security and disaster recovery measures have proven effective upon testing in all material respects. The Company IT Assets have not suffered any security breach and no Person has obtained unauthorized access to any Company IT Assets or information stored thereon.
4.11Data Privacy.
(a)The Company is and always has been in compliance in all material respects with all applicable Privacy Requirements and has collected, processed, stored, maintained,

secured, shared, transferred and otherwise used Personal Information in material compliance with all Privacy Requirements. The Company does not use any Tracking Applications in a manner that violates any Privacy Requirements. The Company does not sell, rent or otherwise make available any Personal Information to non-affiliated third parties for the third parties’ own use. Neither the execution, delivery or performance of this Agreement or any Related Documents nor the consummation of the Transaction or the transfer of any or all Personal Information to Purchaser and Purchaser’s use of any or all of such Personal Information in the same manner as the Company currently uses such Personal Information, will violate any Privacy Requirements or require notice to any Person.
(b)The Company has adopted, maintained and implemented Privacy Policies. The Company has made available a true, correct and complete copy of its current Company Privacy Policy. All customer and public-facing Company Privacy Policies accurately describe the Company’s Processing of Personal Information and make all material disclosures to users or customers as required by all applicable Privacy Requirements.
(c)Except as set forth on Section 4.11(c) of the Disclosure Schedules, there is no pending, nor has there ever been any, complaint, audit, proceeding, investigation or claim against the Company initiated by any Person or Governmental Entity alleging that any Processing by or on behalf of the Company or security practice is in violation of any applicable Privacy Requirements or otherwise constitutes an unfair, deceptive, abusive or misleading trade practice.
(d)At all times, the Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining and monitoring compliance with government-issued or industry standard measures with respect to administrative, organizational, technical and physical security) to protect the confidentiality, integrity and security of all Personal Information, customer data and Confidential Information in its possession or control against damage and loss and against unauthorized access, acquisition, use, modification, disclosure, Processing or other misuse. The Company contractually requires all third parties, including vendors, affiliates and other persons providing services to the Company that Process Personal Information from or on behalf of the Company, to comply with all applicable Privacy Laws and to take commercially reasonable steps to ensure that all Company Personal Information, customer data and Confidential Information in such third parties’ possession or control is protected against damage and loss and against unauthorized access, acquisition, use, modification, disclosure, Processing or other misuse.
(e)There has been no (i) unauthorized access, use, Processing, loss, destruction, modification, unavailability or disclosure of Personal Information, customer data or Confidential Information in the possession or control of the Company; (ii) denial of service, ransomware, successful phishing, social engineering or business email compromise incident, (iii) any unauthorized intrusions or breaches of security into any Company IT Assets or (iv) any security breach, security incident, personal data breach, cybersecurity event or similar term as defined under applicable Law (each of the foregoing clauses (i) through (iv), a “Security Breach”). The Company has not provided any notices to, nor has it been legally required to provide any such notices, to any Person as a result of any such Security Breach. To the Sellers’ Knowledge, no third-party processing Personal Information, customer data, or Confidential Information behalf of Company has experienced a Security Breach affecting such Company data. Neither the Company, nor any third party acting at its direction or authorization, has paid any perpetrator of any actual or threatened Security Breach or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack.
(f)The Company has provided notifications to, and has obtained consent from, Persons regarding its Processing of Personal Information where such notice or consent is required by Privacy Requirements. The Company has collected all Personal Information in accordance with its Privacy Policies and Privacy Laws, and the Company’s collection of such Personal Information or any other data from third parties is in accordance with any requirements from such third parties, including applicable Contracts or written website terms and conditions. The Company has provided all notices and obtained all consents required in connection with any use of cookies, device or browser, cross-device tracking or other user, device, account or other tracking technology or similar technology, in connection with the use of such technologies in accordance with Privacy Requirements. To the Sellers’ Knowledge, there has been no interception, disclosure of, provision of access to, or other processing of electronic communications or other information in violation of any Privacy Requirements by or for the Company.
4.12Contracts.
(a)Section 4.12(a) of the Disclosure Schedules sets forth a list of each Material Contract to which the Company is a party.
(b)Section 4.12(a) of the Disclosure Schedules sets forth a true, correct and complete list of all amendments, modifications and supplements to, or waivers under, the Material Contracts. All Material Contracts are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto and are enforceable in accordance with their respective terms. The Company has performed all of the obligations required to be performed by it to date under each of the Material Contracts, and there exists no breach, default, or any event, including the execution and delivery of this Agreement or the consummation of the Transaction, which upon the giving of notice or the passage of time, or both, would give rise to a claim of a breach or default in the performance by the Company or any other party to any of the foregoing of their respective obligations thereunder. The Sellers have made available to Purchaser true, correct and complete copies of all Material Contracts.
(c)No party (other than the Company) to any Material Contract required to be set forth on Section 4.12(a) of the Disclosure Schedules has notified the Company that it intends to cancel or terminate any such Material Contract or decrease, limit or otherwise modify the goods or services purchased from the Company under any such Material Contract, or is in default under any of the terms and covenants contained in such Material Contract.
4.13Proceedings. Except as set forth on Section 4.13 of the Disclosure Schedules, there are no Proceedings pending or, to the Sellers’ Knowledge, threatened, and for the past four years there have been no Proceedings pending or, to the Sellers’ Knowledge, threatened, against or by the Company or any of its directors, officers, managers, employees or any Contingent Workers or service providers (limited with respect to Contingent Workers and services providers to any such Proceedings which relate to the services provided by Contingent Workers and service providers to the Company, or their relationship with the Company) (whether at law or in equity), including

Proceedings before or by any Governmental Entity, and, to the Sellers’ Knowledge, no factual basis for any such Proceedings exists. There are no Orders of any Governmental Entity or arbitrator applicable to the Company or any of its properties or assets or the Business.
4.14Compliance; Governmental Authorizations. The Company and the Business have been and are in compliance in all material respects with all Laws, Orders, Permits or Environmental Permits applicable to their assets, properties, businesses and operations, including applicable state Laws that require state lending licenses and/or commercial financing disclosures. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Sellers’ Knowledge, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, nor, to the Sellers’ Knowledge, does there exist any basis therefor. The Company has all Permits, including all Environmental Permits, necessary or advisable for their operations and the conduct of the Business, such Permits and Environmental Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no Proceeding is pending or, to the Sellers’ Knowledge, threatened to revoke or limit any thereof. The Company has taken all necessary action to maintain each Permit and Environmental Permit. Section 4.14 of the Disclosure Schedules sets forth a true, correct and complete list of all Permits and Environmental Permits under which the Company is operating or by which it or any of its assets or properties are bound, and the Sellers have made available to Purchaser true, correct and complete copies thereof.
4.15Employees; Labor Relations.
(a)Section 4.15(a) of the Disclosure Schedules sets forth a true, correct and complete list of all employees of the Company as of the date of this Agreement and sets forth for each such employee: the employing entity; the work location (by country, state and city); compensation information, including base pay rate (e.g., annual base salary or hourly wage rate); 2023, 2024, 2025 and 2026 cash bonuses received or currently accrued; any additional compensation, including but not limited to any bonus and commission targets and actual bonus and commission amounts earned per year; job title; classification pursuant to the Fair Labor Standards Act (i.e., exempt or non-exempt); whether full-time/part-time, temporary or seasonal; employment status (e.g., active or description of and anticipated return date from leave, as well as the type and basis for such leave); date of hire; accrued vacation and any other paid time off; credited service and severance or notice entitlement; a brief description of job duties; whether the employee is on a visa, work permit or other employment authorization and the status and date of expiration thereof; union membership status and name of the applicable union; and estimated hours worked per week, which list is current, accurate and complete. The employment of all employees of the Company is “at will” and may be terminated by the employing entity at any time, for any reason or no reason, in accordance with applicable Law. No employees of the Company are entitled to severance or notice in relation to termination. The Sellers have made available to Purchaser: (i) any agreements providing for terms and conditions of employment with all employees of the Company; (ii) all of their written employment policies and/or current employee handbook; and (iii) copies of job descriptions for all job titles set forth on Section 4.15(a) of the Disclosure Schedules.
(b)Section 4.15(b) of the Disclosure Schedules sets forth a true, correct and complete list of all consultants, individual independent contractors, individual subcontractors,

temporary employees, leased employees, contract workers and any other individual non-employee service providers (each of the foregoing, including Originators, a “Contingent Worker”), other than Originators, who provide or have provided services to the Company during any period in the last twelve months and sets forth for each such Contingent Worker: (i) name; (ii) whether the Contingent Worker provides services individually or through an entity or services company (and if the latter, identifies the entity or services company); (iii) date of engagement; (iv) date of end of engagement (if applicable); (v) location of services (by country, state and city); (vi) nature of the services provided; (vii) whether the Contingent Worker (or their entity/services company, as applicable) is subject to a written agreement; (viii) total amount of all fees paid or accrued for such services provided during the last twelve months; (ix) the fee schedule or other fee arrangement for services currently being provided or have been provided in the preceding 12 months; and (x) the notice period required to terminate the relationship and whether such notice must be in writing. Other than as set forth on Section 4.15(b) of the Disclosure Schedules, the Company has entered into written consulting agreements with each Contingent Worker, including each Originator, and the Sellers have made available true, complete and correct copies of these agreements to Purchaser. All Contingent Workers, including Originators, are and have at all times been properly classified as independent contractors for purposes of applicable employment and Tax Laws and perquisites.
(c)No employee of the Company who is in a supervisory or more senior role, nor any material Contingent Worker or service provider of the Company has during the last twelve months terminated, or, to the Sellers’ Knowledge, threatened to terminate such employment or engagement, nor has the Company given notice of termination to any such individual. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction will or may (either alone or in conjunction with any other event) provide any employees of the Company, the Contingent Workers or other service providers of the Company with a right to terminate their employment or engagement with the Company.
(d)(i) The Company is in compliance in all material respects with all Laws concerning employment and employment practices, including but not limited to terms and conditions of employment, wrongful termination, negligent hiring, worker classification (including exemption status and status as an independent contractor), affirmative action, drug testing, whistleblowing, Tax and social security withholding, human rights, equal employment, pay equity, fair employment practices (including but not limited to discrimination, harassment and retaliation), meal and rest periods, payroll documents and wage statements and notices, invasion of privacy, defamation, unemployment compensation, layoffs, reductions in force under the Worker Adjustment and Retraining Notification Act or similar foreign, state or local Laws (the “WARN Act”), immigration (including immigration status), disability, reasonable accommodation, employee benefits, family and medical leave, employee safety and health, workers’ compensation, wages (including overtime wages) and hours, labor relations and collective bargaining; (ii) there are no and have never been any Proceedings pending or, to the Sellers’ Knowledge, threatened or reasonably anticipated relating to any labor or employment matters or concerning or affecting the employees or former employees, Contingent Workers or other service providers of the Company; (iii) to the Sellers’ Knowledge, no event has occurred or circumstance exists (including the execution and delivery of this Agreement or the consummation of the Transaction) which would give rise to or serve as a valid basis for the commencement of any such Proceeding by or against the Company in respect of such matters; (iv) the Company is not a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment; (v) the Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and are and have been otherwise in compliance with such Laws for the past four years; and (vi) the Company does not have any actual or potential liability as a joint employer with any other Person.
(e)(i) There is no and has never been any unfair labor practice complaint against the Company pending or, to the Sellers’ Knowledge, threatened before the National Labor Relations Board or similar tribunal; (ii) there is no and there never has been a strike or labor dispute, slowdown, complaint, grievance, arbitration proceeding, boycott, stoppage or lockout pending or, to the Sellers’ Knowledge, threatened against the Company; (iii) neither the Company nor any predecessor to the Company has been or is currently a party to or subject to any collective bargaining agreement or other Contract with a Union; and (iv) no union or other labor representative organizing activities are taking place or has ever taken place at any of the locations operated by the Company.
(f)No allegations of harassment (including sexual misconduct), retaliation, discrimination or pay inequity have been made internally or, to the Sellers’ Knowledge, threatened against the Company or any employees of the Company or any Contingent Workers or service providers (limited with respect to Contingent Workers and service providers to any such Proceedings which relate to the services provided by Contingent Workers and service providers to the Company, or their relationship with the Company), nor, to the Sellers’ Knowledge, are there any circumstances that could reasonably be expected to give rise to such a claim. The Company is not, and within the last four years has not been, subject to any order, decree, injunction or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.
(g)The Company has paid in full to all (i) employees and former employees of the Company any wages, salaries, commissions, incentive compensation, bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable and (ii) consultants, independent contractors, subcontractors or temporary employees of the Company any fees for services and any other amounts that are due and payable.
(h)To the Sellers’ Knowledge, all current and former employees of the Company are and were authorized to work in the location in which they perform services for the Company. The Company has timely and completely executed a Form I-9 for each current and former employee of the Company, and there are no substantive errors with any such Form I-9. The Company is and has been in compliance with the requirements of the Immigration Reform Control Act of 1986 and any other immigration Laws.
(i)The Company has not engaged in any plant closing or layoff activities involving employees or Contingent Workers during the past four years that would violate or give rise to an obligation to provide any notice required pursuant to the WARN Act. During the ninety (90) day period preceding the Closing Date, no employee or Contingent Worker of the Company has suffered an “employment loss” (as defined in the WARN Act).

4.16Employee Benefits.
(a)Section 4.16(a) of the Disclosure Schedules sets forth a list of all “employee benefit plans,” within the meaning of Section 3(3) of ERISA, each Employment Agreement and each other plan, agreement, program or arrangement providing compensation, benefits, pension, retirement, post-retirement, profit sharing, bonuses, incentives, stock option, stock purchase, phantom stock, other equity, deferred compensation, employment, severance, change in control, retention, hospitalization, medical, dental, vision, vacation or other paid time off benefits, holiday, disability or sick leave, personal leave, tuition benefits, employee assistance programs, life insurance, disability insurance, other insurance, supplemental unemployment or any other similar benefit that is contributed to, sponsored or currently maintained by the Company or Alcott HR Group LLC on behalf of the Company for the benefit of any current or former employee of the Company, Contingent Worker or director, consultant or officer of the Company or under which the Company has any actual or potential obligation or liability (each an “Employee Plan”). True, correct and complete copies of each of the Employee Plans, including all amendments thereto (or, if there are no written documents, a description of its terms and conditions) have been made available by the Sellers to Purchaser. For each Employee Plan, copies of the following documents (to the extent applicable) have been made available by the Sellers to Purchaser prior to the date hereof, as applicable: (i) the most recent determination letter or opinion letter received from the IRS; (ii) the three most recent Form 5500 Annual Reports; (iii) the most current actuarial valuation or financial statement; (iv) all reports, letters or other communications from the relevant Governmental Entity; (v) all related trust agreements, insurance Contracts and other funding agreements which implement each such Employee Plan; (vi) all nondiscrimination and coverage testing reports for the last three years; and (vii) IRS Forms 1094-C (and one sample IRS Form 1095-C) for each of the last three years.
(b)(i) Each Employee Plan has been funded, maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code utilizes a prototype or volume submitter form plan document and the plan’s sponsor has received a favorable opinion or advisory letter from the IRS and no event has occurred and no condition exists that would reasonably be expected to result in the loss of such qualified status; (iii) no claim (other than routine claims for benefits, and appeals of such claims) or lawsuit is pending, or threatened against any Employee Plan; (iv) no Employee Plan is under audit or investigation by the IRS, the United States Department of Labor or any other Governmental Entity; (v) there are no pending, promised or committed, whether legally binding or not, undertakings to adopt, amend, modify or terminate any Employee Plan or to make improvements, increases or changes to any Employee Plan, nor is there any pattern of ad hoc benefit increases under any Employee Plan that may be or become enforceable against Purchaser or its Affiliates (including the Company) following the Closing; and (vi) the Company does not have any obligation, nor has ever made any promises to provide for, retiree health or life insurance benefits under any Employee Plan (except continuation or conversion coverage provided at the former employee’s sole expense).
(c)(i) Neither the Company nor any ERISA Affiliate thereof has maintained, been required to contribute to, or been required to pay, or has any liability (whether actual or contingent) relating to, any employee benefit plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any ERISA

Affiliate thereof has sponsored or contributed to a defined benefit pension plan subject to Title IV of ERISA at any time; and (iii) no Employee Plan is self-funded. No Employee Plan covers service providers outside the United States or is subject to any Law outside the United States.
(d)The Company and any ERISA Affiliate thereof are, and have been in compliance with, the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law. Neither the Company nor any ERISA Affiliate has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(e)With respect to each Employee Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Plan and in compliance with the requirements of all applicable Laws, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
(f)The consummation of the Transaction, whether alone or together with any other event, could not (i) give rise to any Liability, (ii) increase, trigger, result in forgiveness or accelerate the timing, payment or vesting of the amount of compensation, bonus, incentive compensation, severance or benefits due to any current or former officer, director, manager, employee, Contingent Worker or other service provider of the Company, (iii) obligate either Purchaser or its Affiliates (including the Company following the Closing) to continue any of the Employee Plans or (iv) result in any breach or violation of, or a default under, any of the Employee Plans.
4.17Environmental Matters.
(a)Neither the Company, nor any of its past leased or operated real property or operations are subject to, or the subject of, any Proceeding, Order or settlement arising under Environmental Laws or Environmental Permits, nor has any investigation been commenced nor, to the Sellers’ Knowledge, is any Proceeding threatened against the Company under Environmental Laws or Environmental Permits that allege the failure to comply with any Environmental Laws or Environmental Permits. The Company has complied and is in compliance in all material respects with all Environmental Laws and Environmental Permits.
(b)Neither the Company, nor any Seller has received any written or oral notice, report, request or other information that the Company has violated, or has any Liability under, Environmental Laws or Environmental Permits, and the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, or owned or operated the Business, or any real property formerly leased, used or occupied in a manner that has given or would give rise to Liabilities pursuant to CERCLA or any other Environmental Laws.
(c)There neither are, nor have been, any landfills, disposal areas, aboveground storage tanks or underground storage tanks at the Company’s currently or formerly leased or operated properties.

(d)There has been no Release of Hazardous Material with respect to any of the Company’s currently or formerly leased or operated property, or at any location or facility where wastes from the operations or assets of the Company have been disposed or recycled.
(e)The Sellers have made available to Purchaser true, correct and complete copies of all reports, assessments, evaluations, inspections and studies performed by or on behalf of, or otherwise within the possession or control of, the Company with respect to past or present environmental conditions or compliance with, or Liability arising under, Environmental Laws or Environmental Permits and related to the Business or any property formerly owned, leased or operated by the Company.
(f)The Company has not, by Contract, Order or operation of Law, assumed (i) any Liabilities of any other Person arising under Environmental Laws or Environmental Permits or (ii) responsibility for, either directly or indirectly, the investigation or remediation of any condition arising from or relating to the Release of Hazardous Materials.
4.18Brokers. Except for Multi-Bank Securities, Inc., there is no investment banker, broker, finder or other agent or intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the Transaction.
4.19Related Transactions.
(a)Except as set forth on Section 4.19(a) of the Disclosure Schedules and except for compensation paid or payable by the Company to bona-fide employees of the Company in the ordinary course of business, no existing or former employee, officer, director or existing or former equityholder or other equityholder is now, or has been during the last five years, (i) a party to any transaction or Contract with the Company, any Seller or their respective employees, officers, directors or Affiliates or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company (other than non-affiliated holdings of less than 2% of the capital stock of publicly-held companies). The Company is not a guarantor or otherwise directly or indirectly liable for any actual or potential Liability of its respective Affiliates.
(b)The Company does not (i) own, operate, lease or otherwise pay, whether for or on behalf of the Company and/or any equityholder or employee of the Company, any vehicles, boats, aircrafts, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes or (ii) own or pay for any social club memberships, whether or not for the benefit of the Company and/or their respective employees, consultants or independent contractors.
(c)None of the Sellers or any of their respective Affiliates (other than the Company) have made any direct or indirect payment to any existing or former employee, officer, director, consultant, independent contractor, advisor, agent or representative of the Company in connection with the Business.

4.20Insurance.
(a)Section 4.20(a)(i) of the Disclosure Schedules sets forth a true, correct and complete list of all primary or direct umbrella and excess policies or binders of commercial general liability, theft, fidelity, cyber response, computer and internet, business interruption, vehicular and/or business auto, life, fire, product liability, real and personal property, professional, pollution (including, without limitation, coverage for liability under Environmental Laws), workers compensation, employment practices, health, directors’ and officers’ liability, any other casualty and property, life and health insurance and other material forms of insurance held by the Company for the benefit of the Company (specifying the insurer, amount of coverage, type of insurance, policy number, scope (including an indication of whether the coverage was on a claims made, occurrence or some other basis (and if on a claims made basis, a description of any retroactive premium adjustments) and any material pending claims thereunder)) and relating to the assets, business, operations, employees, officers and directors of the Company whenever and wherever located (each of the foregoing, collectively, the “Insurance Policies”). Each of the Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transaction. None of the Company, the Sellers or any of their respective Affiliates have received any written notice of cancellation of, premium increase with respect to or alteration of coverage under any of the Insurance Policies. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All of the Insurance Policies: (i) are valid and binding in accordance with their terms; (ii) are provided by insurance carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. There are no claims related to the Business pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Except as set forth on Section 4.20(a)(ii) of the Disclosure Schedules, no event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Insurance Policies or that could reasonably be expected to result in a prospective upward adjustment in the premiums under the Insurance Policies. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Company has maintained such or similar types of insurance coverage at all times and has not defaulted in respect of making payments (premium payments or otherwise) in connection therewith, during the last five years. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. All claims, events and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy. The Company has made available to Purchaser complete and accurate copies of five years of loss runs of the Insurance Policies.
(b)Section 4.20(b) of the Disclosure Schedules contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance required to be held by the Company pursuant to any Contract with a customer, vendor or supplier.
4.21Accounts and Notes Payable. All accounts payable and notes payable by the Company to third parties arose in the ordinary course of business and there is no such account payable or note payable that is past due according to its terms, except those contested in good faith.

4.22Top Customers; Top Vendors; Top Originators.
(a)Section 4.22(a) of the Disclosure Schedules sets forth the names of the customers of the Business during the (i) years ended December 31, 2024 and December 31, 2025 and (ii) three-month period ended March 31, 2026, based on total revenue for each such period (each, a “Top Customer” and, collectively, the “Top Customers”), together with (A) the amount of the dollar purchase volume of each Top Customer for the time period indicated above, and (B) a description of any commitments made by the Company to any Top Customer, except as set forth in the applicable Contract with a Top Customer which the Sellers have made available to Purchaser.
(b)Section 4.22(b) of the Disclosure Schedules sets forth the names and addresses of the top 20 vendors and/or suppliers of the Business during the (i) years ended December 31, 2024 and December 31, 2025 and (ii) three-month period ended March 31, 2026, based on the aggregate dollar value of transactions with such vendor and/or supplier for each such period (each, a “Top Vendor” and, collectively, the “Top Vendors”), together with (A) the total amount for which each Top Vendor invoiced the Company for the applicable time period indicated above and (B) a description of any commitments made by the Company to any Top Vendor, except as set forth in the applicable Contract with a Top Vendor which the Sellers have made available to Purchaser.
(c)Section 4.22(c) of the Disclosure Schedules sets forth the names and addresses of the top 20 Originators during the (i) years ended December 31, 2024 and December 31, 2025 and (ii) three-month period ended March 31, 2026, based on the aggregate dollar value of transactions with such Originator for each such period (each, a “Top Originators” and, collectively, the “Top Originators”), together with (A) the total amount each Top Originator was paid or entitled to be paid by the Company for the applicable time period indicated above and (B) a description of any commitments made by the Company to any Top Originator, including guaranteed minimum compensation, exclusivity arrangements, deferred compensation or other material future obligations of the Company, except as set forth in the applicable Contract with a Top Originator which the Sellers have made available to Purchaser.
(d)The Company does not provide any special rebate, discount or similar programs (whether or not in writing) to any of the Top Customers. The Company maintains good relations with each of the Top Customers and is in compliance in all material respects with the terms and conditions of its Contracts with the Top Customers, and, to the Sellers’ Knowledge, no event has occurred that would materially and adversely affect the Company’s relations with any Top Customer.
(e)The Company maintains good relations with each of the Top Vendors, and, to the Sellers’ Knowledge, no event has occurred that would materially and adversely affect the Company’s relations with any Top Vendor. During the 12-month period ended the date hereof, none of the Top Vendors has canceled, terminated or made any threat to cancel or otherwise terminate its business relationship with the Company. None of the Top Vendors has advised the Company, whether verbally or in writing, that such Top Vendor intends to refuse or otherwise fail to supply goods or services to the Company at any time after the Closing Date in a manner consistent with past practices or, to the Sellers’ Knowledge, has breached its obligations to the

Company in any material respect during the 12-month period ended the date hereof that was not cured after a reasonable period after notice from the Company.
(f)The Company maintains good relations with each of the Top Originators, and, to the Sellers’ Knowledge, no event has occurred that would materially and adversely affect the Company’s relations with any Top Originator. During the 12-month period ended the date hereof, none of the Top Originators has canceled, terminated or made any threat to cancel or otherwise terminate its business relationship with the Company. None of the Top Originators has advised the Company, whether verbally or in writing, that such Top Originator intends to refuse or otherwise fail to provide origination, referral or introduction services to the Company at any time after the Closing Date in a manner consistent with past practices or, to the Sellers’ Knowledge, has breached its obligations to the Company in any material respect during the 12-month period ended the date hereof that was not cured after a reasonable period after notice from the Company.
4.23Anti-Fraud and Anti-Corruption Laws.
(a)The Company (including any of its officers, directors, agents, distributors, employees or other Person acting on behalf of the Company) has not, directly or indirectly, taken any action which would cause it to be in violation of any Anti-Fraud and Anti-Corruption Law.
(b)There are no Proceedings, filings or governmental investigations alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct or any other such violation of any Anti-Fraud and Anti-Corruption Law. The transactions of the Company have been and are accurately and fairly reflected on its books and records in compliance with the Anti-Fraud and Anti-Corruption Laws, and the Company maintains a system of internal controls that complies with the Anti-Fraud and Anti-Corruption Laws.
Article V
REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER

Purchaser hereby represents and warrants to the Sellers that:

5.1Organization; Good Standing; Power. Purchaser has been duly formed, is validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
5.2Authority. Purchaser has all the requisite power and authority to enter into this Agreement, each Related Document to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Document to which it is or will be a party and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement and each Related Document to which it is or will be a party has been duly and validly executed and delivered by Purchaser and this Agreement and each Related Document to which it is or will be a party is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

5.3Noncontravention; Consents.
(a)Neither the execution, delivery and performance of this Agreement and the Related Documents to which Purchaser is or will be a party nor the consummation by Purchaser of the Transaction nor compliance by Purchaser with any provision hereof or thereof will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, the terms or provisions of (A) the Organizational Documents of Purchaser or (B) any material Contract to which Purchaser is a party or by which any of its material properties or assets are bound, (ii) violate any Laws applicable to Purchaser or any of its properties or (iii) result in the creation of any Encumbrance upon any of the assets of Purchaser; provided, however, that no representation or warranty is made in the foregoing clauses (i), (ii) or (iii) with respect to matters that would not, individually or in the aggregate, impair Purchaser’s ability to consummate the Transaction.
(b)No consent, approval, Order or authorization of, registration, declaration or filing with or notification to any Governmental Entity or any other third party is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Related Documents to which Purchaser is or will be a party or the consummation of the Transaction.
5.4Brokers. Neither Purchaser nor any of its officers, directors or employees (or any Affiliate of any of the foregoing) have employed any broker or finder for which the Sellers would incur any Liability for payment of any brokerage fees, commissions or finders’ fees in connection with the Transaction.
5.5Investment Representations. The Purchased Interests are being acquired by Purchaser for investment purposes only and not with the view to resale or other distribution. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. Purchaser does not have any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the direct disposition of the Purchased Interests acquired in connection herewith. Purchaser acknowledges that the Purchased Interests are not registered under the Securities Act and cannot be sold unless subsequently registered or an exemption from registration is available.
5.6Proceedings. There are no Proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transaction.
Article VI
FURTHER AGREEMENTS OF THE PARTIES
6.1Certain Tax Matters.
(a)Filing of Tax Returns.
(i)Seller Representative, at the sole cost and expense of the Sellers, shall (A) prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by or with respect to the Company for taxable periods ending on or prior to the Closing Date (taking into account applicable extensions) (the “Seller Prepared Returns”) and (B) timely pay all Taxes that are shown as payable with respect to any Seller Prepared Returns. Each Seller Prepared Return shall be prepared in accordance with existing procedures and practices and accounting methods, unless otherwise required by applicable Law. Each Seller Prepared Return shall be submitted to Purchaser for Purchaser’s review at least 30 days prior to the due date of such Seller Prepared Return. Seller Representative shall consider in good faith any reasonable comments provided by Purchaser on any such Seller Prepared Return if such comments are provided to Seller Representative at least 20 days prior to the due date for such Seller Prepared Return. If a dispute arises as to Purchaser’s comments, Seller Representative and Purchaser shall negotiate in good faith and use their reasonable best efforts to resolve such disputed items. If Purchaser and Seller Representative are unable to reach such agreement within 10 days prior to the applicable filing deadline (taking into account any applicable extensions), the disputed items shall be resolved by the Accounting Firm, substantively in accordance with the procedures set forth in Section 2.6(d) mutatis mutandis.
(ii)Purchaser shall prepare and timely file (or cause to be prepared and timely filed), taking into account applicable extensions, all other Tax Returns required to be filed by or with respect to the Company for any Pre-Closing Date Tax Period (including in connection with any Straddle Period) (collectively, the “Purchaser Prepared Returns”). Each Purchaser Prepared Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, unless required otherwise by applicable Law. To the extent such Purchaser Prepared Return would reasonably be expected to result in an indemnification obligation of the Sellers pursuant to this Agreement, each such Purchaser Prepared Return shall be submitted to Seller Representative for Seller Representative’s review and comment at least 30 days prior to the due date of such Purchaser Prepared Return. Purchaser shall consider in good faith any reasonable comments provided by Seller Representative on any such Purchaser Prepared Return if such comments are provided to Purchaser at least 20 days prior to the due date for such Purchaser Prepared Return. If a dispute arises as to Seller Representative’s comments, Seller Representative and Purchaser shall negotiate in good faith and use their reasonable best efforts to resolve such disputed items. If Purchaser and Seller Representative are unable to reach such agreement within 10 days prior to the applicable filing deadline (taking into account any applicable extensions), the disputed items shall be resolved by the Accounting Firm, substantively in accordance with the procedures set forth in Section 2.6(d), mutatis mutandis. In each case, for the avoidance of doubt, the Sellers shall bear the out-of-pocket costs and expenses incurred in connection with preparing and filing all Purchaser Prepared Returns related solely to the Pre-Closing Tax Period, and the Sellers shall remit or cause to be remitted to Purchaser all Taxes shown as due on any Purchaser Prepared Return, to the extent attributable to the Pre-Closing Tax Period (determined, in the case of any Straddle Period, in accordance with Section 6.1(b)).
(b)Apportionment of Taxes. For purposes of determining the amount of Taxes attributable to a Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date) the parties agree as follows:
(i)In the case of property, ad valorem and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(ii)In the case of all other Taxes for a Straddle Period (including income Taxes (including any inclusions under Sections 951 or 951A of the Code), employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this Section 6.1(b)(ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in Section 6.1(b)(i) for periodic Taxes.
(c)Tax Contests.
(i)After the Closing, Seller Representative and Purchaser, as applicable, shall inform the other party in writing of any notice of any pending or threatened proceeding, claim, audit, investigation, examination, or other proceeding relating to any Pre-Closing Tax Period (or portion thereof) (each, a “Tax Contest”) promptly after receipt of such Tax Contest; provided that failure by Purchaser to give such notification on a timely basis shall not affect any obligations of the Sellers (or any of their respective Affiliates) provided hereunder, except to the extent that the Sellers (or their respective Affiliates) are actually and materially prejudiced thereby.
(ii)Seller Representative shall, at the Sellers’ sole cost and expense, control the conduct of any Tax Contest relating to any Seller Prepared Return; provided that (A) Seller Representative shall keep Purchaser reasonably informed regarding the status of such Tax Contest; (B) Seller Representative shall control the Tax Contest diligently and in good faith; (C) Purchaser shall have the right, at its sole expense, to participate in such Tax Contest; and (D) if a settlement, resolution or abandonment of a Tax Contest (or any portion thereof) may have a material adverse effect on Purchaser, Seller Representative shall not settle, resolve or abandon such Tax Contest (or any portion thereof) without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed).
(iii)Purchaser shall control the conduct of any other Tax Contest (including any Tax Contest relating to any Straddle Period); provided, however, that, solely to the extent such Tax Contest would reasonably be expected to result in an indemnification obligation of the Sellers pursuant to this Agreement, (A) Purchaser shall keep Seller Representative reasonably informed regarding the status of such Tax Contest, (B) Seller Representative, at its sole cost and expense, shall have the right to participate in any such Tax Contest and (C) Purchaser shall not settle or otherwise resolve any such Tax Contest without the prior written consent of Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned).
(d)Cooperation on Tax Returns and Tax Proceedings. Each of Purchaser and Seller Representative shall (and shall cause the Company to, as and when applicable) use commercially reasonable efforts to: (i) assist in the preparation and timely filing of any Tax Return of the Company for any Pre-Closing Tax Period (or portion thereof); (ii) assist in any audit or other Proceeding with respect to Taxes or Tax Returns of the Company (whether or not a Tax Contest) for any Pre-Closing Tax Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company; (iv) provide any information necessary or reasonably requested to allow Purchaser or the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes, if any, due with respect to any payment made in connection with this Agreement; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax, provided that the party making the request for such forms shall bear the reasonable costs incurred by the other party in cooperating with the request.
(e)Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem value added, registration, stamp, recording, property, documentary, stock transfer and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the Purchased Interests and the consummation of the Transaction and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid 50% by Purchaser and 50% by the Sellers. Seller Representative shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Purchaser shall join in the execution of any such Tax Returns and other documentation.
(f)Tax Treatment. For U.S. federal income tax purposes, the parties hereto intend that the purchase of the Purchased Interests, including any Earn-Out Payments, shall be treated as a taxable purchase of the Company’s stock pursuant to Section 1001 of the Code. Each of the Sellers, Seller Representative, Purchaser and the Company shall report the transactions described in this Agreement on its respective Tax Returns consistent with such intended tax treatment, and shall not take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with this Agreement, except as may be required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or foreign Tax Law, as appropriate).
(g)SALT Election. The Company shall not make a SALT Election with respect to any Pre-Closing Tax Period.
(h)Overlap. In the event of any conflict between the terms and provisions of this Section 6.1 and any other term or provision of this Agreement, the terms and provisions of this Section 6.1 shall control.
6.2Non-Compete; Non-Solicitation.
(a)Each of the Sellers agrees that during the Restricted Period, each of the Sellers shall not, and shall not permit its respective Affiliates (each, a “Restricted Person”) to, directly or indirectly:
(i)own any interest in, manage, control, actively engage or participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent or representative), consult with, render services for or otherwise engage in any business competitive with the Business in the United States. For the avoidance of doubt, the parties agree that, as of the date hereof, (A) J. Kleinert and R. Kleinert’s interests in Velocity Portfolio Group, Inc. and its Affiliates, which is in the business of purchasing for collection, debt portfolios that include written-off performing and non-performing loans from third party creditors and (B) the business of MJVEL (excluding its investment in the Company), which invests in companies engaged in various commercial or manufacturing business (which do not include businesses engaged in small ticket equipment financing), shall not be deemed competitive with the Business; or
(ii)(A) solicit the employment of, enter into a Contract with, engage or otherwise solicit, entice, induce or attempt to solicit, entice, induce or cause, directly or indirectly, any director, manager, officer, employee, client, customer, producer, consultant, contractor, vendor, supplier, licensor or licensee of the Company to discontinue, diminish, leave, reduce the extent of, terminate or otherwise adversely affect its or their employment, engagement or relationship with the Company or in any way interfere with the relationship between the Company and any of the foregoing, (B) hire or otherwise retain or engage any Person who constituted a director, manager, officer, employee, consultant or contractor of the Company at any time during the one year period immediately prior to the date on which such hiring or engagement would take place or (C) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Business) of any of the clients, customers or accounts or prospective clients, customers or accounts of the Business; provided, however, that the provisions of this Section 6.2(a)(ii) shall not preclude (1) solicitation of employees in the form of the placement of a general advertisement or other solicitation of a general nature, in either case, not targeted at employees of the Company or (2) solicitation or hiring any employee not employed by the Company for a period of more than one year prior to the time of solicitation or hire.
(b)Nothing herein shall prohibit a Restricted Person from being a passive owner of not more than 2% of the outstanding stock of any class of an entity which is publicly traded, so long as such Restricted Person has no active participation or involvement in the business of such entity.
(c)The covenants contained in Section 6.2(a) and Section 6.2(b) shall be construed as a series of separate covenants. In the event that the provisions of Section 6.2(a) or Section 6.2(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Purchaser and each Restricted Person agree that (i) such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law and (ii) the invalidity of enforceability of any provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 6.2. The covenants and obligations of each Restricted Person set forth in this Section 6.2 shall be construed as independent of any other agreement or arrangement between each Restricted Person, on the one hand, and Purchaser or any Subsidiary of Purchaser, on the other hand.
(d)Each Restricted Person has carefully considered the nature and extent of the restrictions placed upon him, her or it by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, do not confer a benefit upon Purchaser or any of its Affiliates disproportionate to the detriment of such Restricted Person, are reasonable and necessary for the protection of Purchaser and are an essential inducement to Purchaser to consummate the Transaction.
(e)Each Restricted Person covenants and agrees that he, she or it will not seek to challenge the enforceability of the covenants contained in this Section 6.2 against Purchaser or any of its Affiliates, nor will he, she or it assert as a defense to any action seeking enforcement of the provisions contained in this Section 6.2 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by him, her or it. The parties hereto acknowledge and agree that money damages would be an inadequate remedy for any breach of this Section 6.2. Therefore, notwithstanding anything herein to the contrary, in the event of a breach or threatened breach by any Restricted Person of this Section 6.2, Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.2 (without posting a bond or other security). In the event of any Proceeding to enforce the provisions of this Section 6.2, the prevailing party shall be entitled to recover from the non-prevailing party all of the prevailing party’s reasonable attorneys’ fees, costs and expenses incurred in connection therewith. If, at any time, a court of competent jurisdiction determines that a Restricted Person breached any covenant set forth in Section 6.2(a) and/or Section 6.2(b) during the Restricted Period, such provisions shall not terminate upon expiration of the Restricted Period, but instead the Restricted Period shall be extended by the period of time that such Restricted Person was in breach of such provisions.
(f)The rights and remedies of Purchaser hereunder are not exclusive of or limited by any other rights or remedies that Purchaser hereunder may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser hereunder, and the obligations and Liabilities of each Restricted Person hereunder, are in addition to their respective rights, remedies, obligations and Liabilities under the Law of unfair competition, misappropriation of trade secrets and the like. This Section 6.2 does not limit any Restricted Person’s obligations or the right of Purchaser (or any Affiliate of Purchaser) under the terms of any other agreement between any Restricted Person, on the one hand, and Purchaser or any of its Affiliates, on the other hand.
(g)Each of the parties hereto agrees that during the Restricted Period, each such party shall not, and shall not instruct its respective Affiliates to, directly or indirectly, make any comment or statement to the media (in any form), online or to any other Person that is disparaging to any other party hereto, any of its respective Affiliates (including the Company) or any of their respective current or former Affiliates or Representatives, or any of their respective reputations.
6.3Confidentiality. From and after the Closing, each of the Sellers agrees to, and to cause each of its respective Affiliates and Representatives to, maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information is required by Law, by a rule or order of any court of competent jurisdiction; provided that in the event disclosure is required for such purposes, the Sellers shall, to the extent permitted by Law, provide Purchaser with prompt notice of such requirement, or in connection with any claims, disputes or Proceedings against Purchaser, so that Purchaser may seek an appropriate protective order or waive compliance with this Section 6.3; provided, further, that in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or Governmental Entity, then such Seller may disclose such Confidential Information to such tribunal or Governmental Entity; provided, further, however, that such Seller shall use its reasonable best efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as Purchaser designates.
6.4Release.
(a)Each Seller (each, a “Releasing Party”) hereby acknowledges and agrees that the execution and delivery of the release contained in this Section 6.4 is a condition to Purchaser’s obligation to consummate the Transaction, and that Purchaser is relying on such release in consummating the Transaction. On and following the Closing, each Releasing Party hereby releases Purchaser and its Affiliates (including the Company) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands, whether known or unknown, both at law and in equity (each, a “Released Claim”), which such Releasing Party now has, has ever had or may hereafter have in its capacity as a member, manager, director, officer, employee or any similar position with the Company, and agrees not to bring or threaten to bring or otherwise join in any Released Claim against Purchaser, the Purchased Interests and the Company to the extent existing on or prior to the Closing.
(b)Each Releasing Party represents and warrants to Purchaser and its Affiliates (including Company on and after the Closing) and their respective officers, directors, stockholders, members, equityholders, managers, employees, partners, representatives, successors, assigns and agents (other than the Sellers and any Person who is an equityholder, officer, director, manager or employee of the Company prior to the Closing) (the “Released Parties”) that it has not assigned, transferred or otherwise disposed of any such claim set forth in this Section 6.4 and agrees not to assign, transfer or otherwise dispose of any such claim prior to the Closing Date, and agrees to indemnify and hold harmless the Released Parties from and against any and all losses, liabilities, obligations, costs and expenses, disbursements, deficiencies, claims, demands and suits, obligations, penalties or settlements of any kind or nature arising from or in any way related to (i) any such assignment, transfer or other disposition and (ii) any action by any third party arising from or in any way related to the claims released hereunder which is the subject of this Section 6.4.
6.5Director and Officer Liability and Indemnification.
(a)For a period of six years after the Closing, Purchaser shall not and shall not permit the Company (including their respective successors and assigns, if any) to amend, repeal or modify any provision in the Company’s Organizational Documents relating to exculpation or indemnification of former officers, managers and directors (unless required by applicable Law), it being the intent of the parties hereto that the officers, managers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law of its jurisdiction of incorporation, formation or organization, as applicable.
(b)The Company has purchased, effective as of the Closing (the premiums and other costs incurred therein shall be borne by the Sellers as a Transaction Expense), a six-year “run-off” policy (the “D&O Policy”) for the benefit of the directors and officers of the Company prior to the Closing Date (the “Pre-Closing Indemnitees”). The D&O Policy will provide continuing liability coverage on substantially comparable terms and conditions as of the existing coverage applicable to the Pre-Closing Indemnitees prior to the date hereof for claims made against the Pre-Closing Indemnitees during the six years following the Closing Date for actions taken by or omitted to be taken by them prior to the Closing Date. Purchaser shall cause the Company to maintain in full force and effect the D&O Policy for six years following the Closing
6.6Public Announcements. Neither the Sellers nor Seller Representative shall issue any press release, or otherwise making any public statements, with respect to the Transaction without Purchaser’s prior written approval. Purchaser shall consult with Seller Representative and seek Seller Representative’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that Purchaser may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or regulation, it being understood and agreed that (to the extent permitted by applicable Law) each party hereto shall provide the other parties hereto with copies of any such announcement in advance of such issuance.
6.7Change of Name; Use of Marks. Within three Business Days after the Closing Date, each of the Sellers shall change the name of any of their respective Affiliates to remove the words “Targeted Lending,” “Targeted” and any other reference or indicia associated with the Business or the Company, and any confusingly similar variations, derivations or abbreviations of any of the foregoing. From and after the Closing Date, the Sellers shall not, and shall cause their respective Affiliates not to, use the words “Targeted,” “Targeted Lending,” any other reference or indicia associated with the Business or the Company and any confusingly similar variations, derivations or abbreviations thereof in connection with any business activity anywhere in the world that develops, markets or otherwise makes available any product, technology or service that are competitive with or substantially similar to the products, technology or services related to the Business.
6.8Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary or appropriate to fulfill, effectuate, and implement the Transaction or to otherwise enable the parties hereto to realize the benefits intended to be afforded hereby.
6.9R&W Insurance Matters. Purchaser, on behalf of itself and the Sellers, shall pay the premium, underwriting fees, brokers’ commissions, Taxes and other costs and expenses related to the R&W Insurance Policy and the procurement thereof. Each of the Sellers and Seller Representative shall reasonably cooperate with Purchaser in connection with the procurement of the R&W Insurance Policy, including by providing such information and documentation as may be reasonably requested by the issuer thereof. For the avoidance of doubt, the Sellers shall bear 50% of the premium, underwriting fees, brokers’ commissions, Taxes and other costs and expenses related to the R&W Insurance Policy and the procurement thereof, with such amount to be included as Transaction Expenses.
Article VII
INDEMNIFICATION
7.1Indemnification Generally.
(a)By the Sellers in Favor of Purchaser Indemnitees. From and after the Closing, the Sellers, jointly and severally, agree to indemnify, defend and hold harmless Purchaser and its Affiliates (including the Company) and their respective officers, directors, equityholders, managers, employees, partners, representatives, successors, assigns and agents (other than the Sellers and any Person who is an officer, director, equityholder, manager, employee, partner, representative or agent of the Company prior to the Closing) (each, a “Purchaser Indemnitee”) for any and all Losses such Purchaser Indemnitee may suffer, sustain or incur arising from, in connection with or as a result of:
(i)the failure of any Fundamental Representation to be true and correct;
(ii)the failure of any Seller and/or Seller Representative to perform or satisfy any of its, his or her obligations, covenants and agreements contained herein;
(iii)(A) any and all Indemnified Taxes, (B) all costs and expenses in preparing Purchaser Prepared Returns as specified in Section 6.1(a)(ii) and (C) all reasonable costs and expenses of contesting any audit or other Proceeding that would result in the imposition of an Indemnified Tax; and
(iv)any and all Transaction Expenses and Indebtedness, in each case, to the extent not actually paid prior to the Closing.
(b)By Purchaser in Favor of the Sellers. From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless the Sellers for any and all Losses that the Sellers may suffer, sustain or incur arising from, in connection with or as a result of the failure of Purchaser to perform or satisfy any of its obligations, covenants and agreements contained herein.
7.2Limitations on Indemnification.
(a)Indemnity Cap. Subject to Section 7.2(b):
(i)the sum of all Losses pursuant to which indemnification is payable by the Sellers pursuant to Section 7.1(a)(i) through Section 7.1(a)(iv) shall not exceed, in the aggregate, the sum of the Closing Purchase Price and the amount of any Earn-Out Payment payable pursuant to Section 2.6 (the “Cap Amount”); and
(ii)the sum of all Losses pursuant to which indemnification is payable by Purchaser pursuant to Section 7.1(b) shall not exceed, in the aggregate, the Cap Amount.

(b)Exceptions to the Cap. Notwithstanding anything to the contrary in this Section 7.2:
(i)in no event shall the limitations set forth in Section 7.2(a) apply to the rights of the Purchaser Indemnitees to be indemnified pursuant to Section 7.1(a) for all Losses suffered, sustained or incurred arising from, in connection with or as a result of Fraud by the Sellers and the Sellers shall indemnify the Purchaser Indemnitees for any such Losses; and
(ii)the sum of all Losses pursuant to which indemnification is payable by the Sellers pursuant to the failure of any Tax Representation to be true and correct shall not exceed, in the aggregate, the sum of $100,000; provided, however, that the limitation in this Section 7.2(b)(ii) shall only apply to Losses arising in a jurisdiction in which the Company has not timely filed a Tax Return with a particular Governmental Entity.
(c)No Claims. The Purchaser Indemnitees shall not have any claim for Losses under this Article VII to the extent such claim for Losses was specifically reflected in the Final Adjustment Statement or was resolved pursuant to the procedures set forth in Section 2.3 relating to the adjustment of the Closing Purchase Price. The Purchaser Indemnitees shall not be indemnified for the same Loss more than once under this Agreement, even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement.
(d)Right to Offset. Purchaser shall have the right to offset any indemnification claim or any other amount due under this Agreement or any Related Document to the Sellers or any of their respective Affiliates, as the case may be, at Purchaser’s election, against any amount that Purchaser may owe to such Persons, including, without limitation, all amounts due under this Agreement or any Related Document (including any amounts payable pursuant to Section 2.3(h)). This offset remedy is not exclusive, but is cumulative with all other remedies of Purchaser and does not in any way limit any of the obligations of the Sellers to Purchaser under this Agreement or otherwise.
(e)Notwithstanding anything to the contrary set forth herein, solely for the purposes of determining whether the failure of any representation or warranty contained in the Agreement to be true and correct (in accordance with the provisions hereof) has occurred and the amount of any Losses that arise from, in connection with, or as a result of, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “material adverse effect,” “Material Adverse Effect” or similar qualifications set forth therein.
7.3Assertion of Claims; Payment of Claims.
(a)No claim shall be brought under Section 7.1 unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, if any, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to Section 7.4 of any Third Party Claim, the existence of which would give rise to such a claim. Upon the giving of such written notice, the Indemnified Persons, or any of them, shall have the right to commence legal Proceedings subsequent to the applicable Survival Date, if any, for the enforcement of their rights under Section 7.1. The Sellers’ indemnification obligations under this Article VII include the obligation to pay and reimburse the Purchaser Indemnitees for all Losses, whether or not arising due to Third Party Claims.
(b)Upon a determination of Losses of the Indemnifying Persons pursuant to this Article VII, the Indemnifying Persons shall pay the Indemnified Persons the amount so determined within 10 Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Persons shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.
(c)Subject to Section 7.2, any obligation of the Sellers to indemnify the Purchaser Indemnitees pursuant to Section 7.1(a)(i) through Section 7.1(a)(iv) shall be satisfied, in Purchaser’s sole discretion, (i) from the Sellers, severally and jointly, by prompt payment to Purchaser or (ii) by offset by Purchaser in accordance with Section 7.2(d).
7.4Notice and Defense of Third Party Claims. The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by third parties (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below.
(a)The Indemnified Persons shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are materially prejudiced by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto, in each case, other than any information the disclosure of which is restricted by Contract or applicable Law or that could compromise any applicable privilege (including attorney-client privilege).
(b)If the Indemnifying Persons shall within 10 Business Days acknowledge, in a writing delivered to the Indemnified Persons, that the Indemnifying Persons are obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of such Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of such Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief or involves criminal or quasi-criminal allegations, (ii) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (iii) in the reasonable opinion of the Indemnified Persons, the Indemnifying Persons do not have the financial wherewithal to pay for such defense, (iv) such Third Party Claim involves the Indemnified Person’s and/or any of its Affiliates’ on-going relationships with their respective lenders, employees, customers or suppliers, business relationships or equityholders, (v) such action or Proceeding involves, or could have a material effect on, any matter (including the amount of potential Losses) beyond the scope of the indemnification obligations of the Indemnifying Persons, (vi) the claim involves any allegations relating to violations of Law or otherwise asserted by a Governmental Entity, (vii) the claim relates to a Proceeding set forth on Section 4.13 of the Disclosure Schedules, if any, or (viii) the Indemnifying Persons shall not have assumed the defense of such Third Party Claim in accordance with the provisions hereof.
(c)If the Indemnifying Persons elect to assume the defense of any such Third Party Claim (under circumstances in which the proviso in Section 7.4(b) is not applicable), the Indemnifying Persons shall consult with the Indemnified Persons and the Indemnified Persons may participate in such defense, but in such case the expenses of the Indemnified Persons shall be paid by the Indemnified Persons. If the Indemnifying Persons fail to defend a Third Party Claim, are otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Persons withdraw from such defense or fail to prosecute such defense , the Indemnified Persons shall have the right to undertake the defense or settlement thereof, at the Indemnifying Persons’ expense. If Indemnified Persons assume the defense of any such Third Party Claim in accordance with the terms hereof and propose to settle such Third Party Claim prior to a final judgment thereon, then Indemnified Persons shall give the Indemnifying Persons prompt written notice thereof, and the Indemnified Persons may not settle such Third Party Claim without the written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.
(d)If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.
(e)To the extent there is any inconsistency between this Section 7.4 and Section 6.1(c) as to any Tax Contest, Section 6.1(c) shall control.
7.5Survival of Representations and Warranties. The representations and warranties of the Sellers and Purchaser contained in this Agreement shall not survive the Closing Date; provided, however, that the Fundamental Representations shall survive for 60 days following the expiration of any applicable statute of limitations (after giving effect to any waiver, modification, tolling or extension thereof), if any, applicable to the subject matters set forth therein. The covenants and other agreements of the parties hereto contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms until fully performed if an earlier date is specified therein. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.”
7.6Exclusive Remedy; R&W Insurance Policy. Notwithstanding anything contained herein to the contrary but (a) subject to Section 2.3, Section 6.2, Section 6.3, Section 6.4 and

Section 8.11 and (b) except in the case of Fraud, indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy with respect to any and all claims (including Third Party Claims), Losses, Liabilities or other amounts for (i) any failure of a representation or warranty contained in this Agreement to be true or (ii) the failure of a party hereto to perform or satisfy any of its obligations, covenants and agreements contained herein, in each case, in accordance with the terms hereof; provided, however, that the R&W Insurance Policy shall be the sole and exclusive remedy of the Purchaser Indemnitees for all Losses that are sustained or incurred by any of the Purchaser Indemnitees arising from, in connection with or as a result of the failure of any representation or warranty made by or on behalf of any Seller in this Agreement to be true and correct, except in the case of (A) Fraud or (B) the failure of any Fundamental Representation to be true and correct. Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed to limit or restrict in any manner any rights or remedies that any party hereto has against any other party hereto based on Fraud.
7.7Tax Treatment. For Tax purposes, amounts paid to or on behalf of any party as indemnification under this Agreement shall be treated as adjustments to the purchase price to the extent permitted by applicable Law.
Article VIII

MISCELLANEOUS PROVISIONS

8.1Amendments. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Seller Representative. By an instrument in writing, Purchaser and Seller Representative may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.
8.2Expenses. Except as otherwise expressly provided in this Agreement, each of the Sellers, on the one hand, and Purchaser, on the other hand, shall bear their own respective expenses in connection with the preparation for and consummation of the Transaction; provided that the Sellers shall be responsible for paying (a) 100% of the premiums, fees and other costs of the D&O Policy, (b) 50% of any Transfer Taxes and (c) 50% of all premiums, underwriting fees, brokers’ commissions, Taxes and other costs and expenses related to the R&W Insurance Policy and the procurement thereof.
8.3No Third Party Beneficiaries. Except as expressly set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.
8.4Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of Purchaser or to Purchaser’s financing sources.

8.5Entire Agreement. This Agreement, together with the Related Documents, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties hereto (whether written or oral) with respect thereto, and may not be contradicted or otherwise interpreted by evidence of any such prior or contemporaneous agreement, draft, understanding or representation (whether written or oral).
8.6Seller Representative.
(a)The Sellers hereby nominate, constitute and appoint Gallo to act as exclusive agent and attorney-in-fact on behalf of the Sellers as provided herein. Gallo hereby accepts his appointment as Seller Representative. The authority granted hereunder (i) is deemed to be coupled with an interest and is irrevocable, (ii) may be delegated by Seller Representative and (iii) shall survive the death, incapacity, or dissolution, if applicable, of any Seller.
(b)Seller Representative shall have no obligations or duties except as expressly set forth herein and in connection with such duties shall have full authority to execute, deliver, acknowledge, certify, file and record on behalf of the Sellers (in the name of any or all of the Sellers or otherwise) any and all documents that Seller Representative may, in his sole discretion, determine to be appropriate, in such forms and containing such provisions as Seller Representative may, in his sole discretion, determine to be appropriate (including any amendment to or waiver of rights under any of this Agreement and each Related Document). Seller Representative shall be entitled to engage any professional advisors that he deems necessary or desirable to assist him in the performance of his duties or rights as Seller Representative in connection with this Agreement and each Related Document.
(c)Purchaser shall have the right to deal exclusively with Seller Representative on all matters relating to this Agreement and each Related Document and the Transaction, and rely on any actions taken or omitted to be taken by Seller Representative without the need for any inquiry, and any such actions or omissions shall be binding upon each of the Sellers.
(d)Seller Representative shall incur no liability, loss, damage or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses and all fees, costs, losses, damages and expenses of Seller Representative shall be paid jointly and severally by the Sellers, and not by Purchaser or the Company.
(e)If Seller Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall, within 10 days after such death or disability, appoint a successor to Seller Representative and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed Seller Representative as Seller Representative hereunder.
8.7Notices. All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively delivered to and received by a party: (i) upon personal delivery; (ii) five days after having been sent by certified United States postal mail with return receipt requested to such party’s address; (iii) on the day of delivery if delivered by nationally recognized overnight courier with confirmation of delivery to such party’s address; or (iv) by e-mail (receipt of which is confirmed). All notices shall be addressed as follows (or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith):
(a)if to the Sellers or Seller Representative, to:

Brian Gallo
[***]

with a copy (which shall not constitute notice) to:

Schenck, Price, Smith & King, LLP
220 Park Avenue
Florham Park, New Jersey 07932
Attention:Edward W. Ahart and Jennifer A. Golub
Email:ewa@spsk.com

jgolub@spsk.com

(b)if to Purchaser, to:

Targeted Lending Holdings, LLC

c/o Pioneer Bank, National Association

652 Albany Shaker Road

Albany, NY 12211

Attention:Thomas L. Amell

Email:[***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP
1251 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention:Robert Alessi and Sidney Burke
Email:robert.alessi@us.dlapiper.com and

sidney.burke@us.dlapiper.com

8.8Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
8.9WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTION, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH

PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.10Jurisdiction and Venue. Each of the parties hereto (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party hereto with respect thereto. Each of the parties hereto agrees that service of any summons or complaint or any other process that might be served in any action or proceeding may be made on any party hereto by sending or delivering a copy of the process to the party hereto to be served at the address of such party hereto and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.10, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
8.11Remedies. The parties hereto shall, in the forum specified in this Agreement, each have and retain all rights and remedies existing in their favor under this Agreement, at law or in equity, including rights to bring actions for specific performance and/or injunctive or other equitable relief to enforce or prevent a breach or violation of any provision of this Agreement. All such rights and remedies shall, to the extent permitted by applicable Law, be cumulative and the existence, assertion, pursuit or exercise of any thereof by a party hereto shall not preclude such party hereto from exercising or pursuing any other rights or remedies available to it.
8.12Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
8.13Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition, constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.
8.14Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic or email exchange bearing the copies of the signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party hereto. Such electronic copies shall constitute enforceable original documents.
8.15Incorporation of Recitals Annexes Exhibits and Schedules. The recitals, Schedules, Annexes and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
8.16Interpretation; Construction.
(a)For the purposes of this Agreement, the term “Agreement” shall mean this Agreement together with all schedules, annexes and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The use in this Agreement of the term “ordinary course of business” means “ordinary course of business consistent with past practices”. The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter” and other words of similar import refer to this Agreement as a whole, including the schedules, annexes and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules, annexes and exhibits mean such provisions of this Agreement and the schedules, annexes and exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.
(b)The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.
(c)Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.
(d)The words “dollar” or “$” shall mean U.S. dollars. Any amount expressed to be in U.S. dollars shall, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to the provisions of this Agreement, be deemed for that purpose to have been converted using the average interbank exchange rate into the relevant currency as of the close of business on (i) the date hereof (or, if such date is not a Business Day, the Business Day immediately preceding it) for all purposes hereunder other than for purposes of matters relating to Section 2.2 and (ii) the date that is three Business Days prior to the anticipated Closing Date for purposes of matters relating to Section 2.2.
8.17Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.18Certain Interpretive Matters. Unless the context implies otherwise, (a) to the extent the term “day” or “days” is used, it will mean calendar days, (b) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time, (c) reference to any Law shall be construed as a reference to such Law as reenacted, redesignated, amended or extended from time to time prior to the date hereof, (d) to the extent the phrase “made available” is used, it will mean such information, documentation or materials have been furnished or made available prior to the Closing Date to Purchaser and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction, (e) when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period in question shall end on the next Business Day, (f) the Disclosure Schedules are an integral part of this Agreement, are incorporated herein by reference and are not intended to be an independent document, (g) the Disclosure Schedules are qualified in their entirety by reference to the specific provisions of this Agreement, (h) information contained in a Section, subsection or individual Disclosure Schedule (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section, subsection or Disclosure Schedule to the extent its applicability to such Section, subsection or Disclosure Schedule is reasonably apparent on the face of such information, (i) matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules and to the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature, (j) the information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained in any Disclosure Schedule shall be deemed to be an admission by any party to any third Person of any matter whatsoever, including an admission of any violation of any Law or breach of any agreement, and (k) the information set forth in the Disclosure Schedules was not prepared or disclosed with a view to its potential disclosure to non-parties hereto and the parties hereto do not assume any responsibility to any Person that is not a party hereto for the accuracy of any information set forth in the Disclosure Schedules.

**********

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

PURCHASER:

TARGETED LENDING HOLDINGS, LLC

By: __________________________________

Name:

Title:

1629980361.13

SELLERS:

MJVEL LLC

By: __________________________________

Name:

Title:

_____________________________________

John Kleinert

_____________________________________

Brian Gallo

_____________________________________

Michael Philbin

_____________________________________

Renee Hazard

_____________________________________

Robert Kleinert

1629980361.13

SELLER REPRESENTATIVE:

Solely in his capacity as Seller Representative

_____________________________________

Brian Gallo

1629980361.13

Annex I

Definitions

“Accounts Receivables” has the meaning set forth in Section 4.4(d).

“Accounting Firm” has the meaning set forth in Section 2.3(e).

“Adjustment Amount” has the meaning set forth in Section 2.3(c).

“Affiliate” means, with respect to any Person, (a) a director, officer, partner, member, manager, beneficiary or stockholder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Affiliate Agreement” means any Contract, other than this Agreement or any Related Document, between or among (a) any Seller or any of their respective Affiliates other than the Company and any of its Affiliates, on the one hand, and (b) the Company, on the other hand.

“Affiliated Group” means a group of Persons that elects, is required to or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agreed Adjustments” has the meaning set forth in Section 2.3(d).

“Agreement” has the meaning set forth in the preamble.

“Anti-Fraud and Anti-Corruption Laws” means, collectively, the FCPA, UK Bribery Act 2010, applicable financial record keeping and reporting requirements, money laundering statutes, applicable statutes governing fraud, misuse of visas, permits and other documents, wire fraud and other criminal acts or any other anti-corruption and/or anti-bribery and/or anti-fraud Law applicable in any jurisdiction in which the Company conducts business.

“Assignment” has the meaning set forth in Section 2.5(a)(i).

“Base Purchase Price” has the meaning set forth in Section 2.1(b).

“Business” means the business of small ticket equipment finance activities substantially similar to those conducted by the Company as of or during the 12-month period prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116-136 (2020)), as enacted March 27, 2020 and amended from time to time, including

1629980361.13

by the Paycheck Protection Plan Flexibility Act enacted June 5, 2020, and the Economic Aid to Hard Hit Small Businesses, Nonprofits, and Venues Act enacted December 27, 2020.

“Cap Amount” has the meaning set forth in Section 7.2(a)(i).

“Charge Off” has the meaning set forth in Section 4.4(g).

“Charged Off Receivables” has the meaning set forth in Section 4.4(g).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Indebtedness” means any Indebtedness of the Company as of the Closing, as reflected on the Final Adjustment Statement.

“Closing Purchase Price” has the meaning set forth in Section 2.1(b).

“Closing Transaction Expenses” means any Transaction Expenses of the Company as of the Closing, as reflected on the Final Adjustment Statement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated and rulings issued thereunder, or any successor Law.

“Common Pro Rata Share” has the meaning set forth in Section 2.1(b).

“Common Sellers” means J. Kleinert, Gallo, Hazard, Philbin and R. Kleinert.

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” means all Intellectual Property (a) in which the Company has or purports to have an ownership interest, (b) that is used, held for use, sold or licensed by the Company in the Business and (c) in any Software and other works of authorship or other deliverables prepared by or for the Company that resulted from or arose out of any work performed by or on behalf of the Company by any employee, officer, consultant or contractor of the Company.

“Company IT Assets” means any Software, databases, internet domain names, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Business.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Company.

“Company Software” has the meaning set forth in Section 4.10(e).

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“Confidential Information” means the Company’s trade secrets, other Intellectual Property and other information regarding the Company, the Business and the other business operations of the Company, which information: (a) was used in the Business and was proprietary to, about or created by the Company (including the Company’s directors, managers, officers or employees) for use in the Business; (b) is used in the Business as of the Closing Date and is proprietary to, about or created by the Company (including the Company’s directors, managers, officers or employees) for use in the Business; (c) is designated and/or, in fact, treated as confidential by the Company; or (d) is not generally known by anyone that is not a director, manager, officer or employee of the Company; provided, however, that Confidential Information shall not include any information which: (i) was already lawfully in the Sellers’ possession prior to the disclosure thereof by the Company; (ii) is known to the public and did not become so known through any violation of a legal obligation on the part of the Sellers; or (iii) is later lawfully acquired by the Sellers from other sources.

“Contingent Worker” has the meaning set forth in Section 4.15(b).

“Contract” means any written or oral contract, agreement, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, equipment lease, Real Property Lease, instrument, franchise, license, purchase order, subscription, statement of work or other commitment or similar document, in each case, including any amendment, modification or supplement thereto.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Copyrights” means all works of authorship, copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof and all moral rights associated with any of the foregoing.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Deferred Payroll Taxes” means (a) the employer portion of any payroll Taxes for a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date) in respect of which either of the Company has deferred the payment thereof until after the Closing Date pursuant to the CARES Act (or other similar Law), and (b) the employee portion of any payroll Taxes for a Pre-Closing Tax Period in respect of which the Company has deferred the payment thereof until after the Closing Date pursuant to the Payroll Tax Executive Order, in each case, calculated without giving effect to any Tax credits afforded under the CARES Act, the FFCRA or any similar Law to reduce the amount of any such Taxes payable or owed.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers.

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“Distribution” means the payment or other direct or indirect distribution of cash or any other assets by the Company to any holder of Equity Securities thereof.

“Downward Adjustment Amount” has the meaning set forth in Section 2.3(g).

“D&O Policy” has the meaning set forth in Section 6.5(b).

“Earn-Out Calculation Period” has the meaning set forth in Section 2.6(a).

“Earn-Out Notice of Objection” has the meaning set forth in Section 2.6(c).

“Earn-Out Payments” has the meaning set forth in Section 2.6(a).

“Earn-Out Pro Rata Share” has the meaning set forth in Section 2.6(a).

“Earn-Out Review Period” has the meaning set forth in Section 2.6(c).

“Earn-Out Statement” has the meaning set forth in Section 2.6(c).

“Employee Plan” has the meaning set forth in Section 4.16(a).

“Employment Agreement” means any offer letter, employment Contract, consulting agreement, termination or severance agreement, bonus, commission, incentive compensation, retention, change of control agreement or any other Contract respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, director, employee, Contingent Worker or other non-employee service provider.

“Encumbrances” means all security interests, mortgages, liens, pledges, charges, easements, reservations, clouds, servitudes, rights of way, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind, conditional sale or other title retention agreements and all agreements to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.

“Environmental Laws” means all Laws, Orders and determinations and contractual obligations concerning public health, employee health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, exposure to, management, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“Environmental Permits” means all Permits required by any Environmental Law.

“Equipment Finance Agreement” means any loan agreement, security agreement, promissory note, installment note or other similar contract or agreement, together with any schedules, addenda or amendments thereto, in each case, originated by or on behalf of the Company, evidencing an obligation of a borrower to repay to the Company the financed amount

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(including interest and fees) in scheduled installments and secured by a first priority purchase money security interest in the equipment, vehicles or other personal property acquired with the proceeds of such financing, together with all products, proceeds, accessions and replacements thereof, and including all related documents, instruments and agreements executed in connection therewith.

“Equipment Finance Receivable” means all rights to payment of indebtedness and other obligations (including, without limitation, unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by any Obligor in respect of an equipment finance loan or Equipment Finance Agreement originated or acquired by the Company or any of its Affiliates to or for the benefit of such Obligor and secured by a purchase money security interest in the financed equipment. Each Equipment Finance Receivable shall include, without limitation, all rights (including enforcement rights) under or pursuant to the related Receivable File in respect thereof and all supporting obligations in connection therewith.

“Equity Securities” means any capital stock, partnership or limited liability company interest or other equity or similar interest or any security or evidence of indebtedness convertible into or exchangeable therefor, or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“ERISA Affiliate” means, with respect to any Person, any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Executive Employment Agreements” has the meaning set forth in Section 2.5(a)(ix).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“FFCRA” has the meaning set forth in Section 4.7(n).

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“Fraud” means any intentional common law fraud with respect to the making of the representations and warranties set forth in Article III, Article IV, Article V or any Related Documents.

“Final Adjustment Statement” means the final, binding and conclusive Preliminary Adjustment Statement as determine in accordance with Section 2.3.

“Final Determination” means any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determination).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“First Earn-Out Calculation Period” has the meaning set forth in Section 2.6(a).

“First Earn-Out Payment” has the meaning set forth in Section 2.6(a).

“Fundamental Representations” means the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.3 and Section 4.18 and the Tax Representations.

“Funded Indebtedness” has the meaning set forth in Section 2.2(c).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof consistently applied.

“Gallo” has the meaning set forth in the Preamble.

“Governmental Entity” means any United States, or non-United States national, federal, state, provincial, local, territorial, municipal body or United States or non-United States court, tribunal, arbitral body, arbitrator, administrative agency, department, ministry or commission or other governmental or regulatory authority or instrumentality of any kind whatsoever.

“Hazard” has the meaning set forth in the Preamble.

“Hazardous Materials” means any chemicals, materials, pollutants, contaminants, substances or waste with respect to which any Liability or standards of conduct may be imposed pursuant to any Environmental Laws, or that is defined or identified as “hazardous” or “toxic” under Environmental Laws, including, without limitation, petroleum products, byproducts or derivatives thereof, asbestos, toxic mold, radiation and per- and polyfluoroalkyl substances.

“Indebtedness” means, without duplication, as of any date of determination, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any current portion thereof and any prepayment premiums, penalties, fees and charges on, or relating thereto) arising under, any obligations of the Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (excluding any trade

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payables and accrued expenses arising in the ordinary course of business, but including any contingent acquisition-related purchase price consideration or similar payments regardless of whether such payments are accelerated), (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (c) obligations relating to or arising under (including breakage costs payable upon termination of) any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (d) issued letters of credit issued for the account of the Company, (e) all Liabilities under capitalized leases, financing leases, purchase money or vendor financings as determined in accordance with GAAP consistently applied (including, for the avoidance of doubt, any leases for vehicles), (f) indebtedness secured by any Encumbrance upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness, (g) all unpaid Taxes of the Company for any Pre-Closing Tax Period (or portion thereof, as determined in accordance with Section 6.1(b)), which amount shall not be less than $0 in any jurisdiction or with respect to any particular Tax, (h) any earned but unpaid compensation, including salary, bonuses, dividends, commissions, vacation, and paid time off, for any period prior to the Closing Date, together with the employer portion of any withholding, payroll, employment or similar Taxes associated therewith, (i) any management, consulting or other fees and other amounts payable to any equityholder or Affiliate of the Company or any Seller, (j) unfunded retirement benefit and pension scheme Liabilities of the Company and all unfunded deferred compensation Liabilities of the Company, (k) any off-balance sheet financings (but excluding operating leases), (l) any obligations that the Company has elected to defer pursuant to the CARES Act or any other applicable Law intended to address the consequences of COVID-19, including any deferred rent or deferred Taxes (including Deferred Payroll Taxes) for any Pre-Closing Tax Period, and any liabilities associated with any loans under the Paycheck Protection Program or any other loan assistance program or other stimulus packages received by such Person thereunder, (m) any other Liabilities treated as indebtedness under GAAP as applied consistently with the past practice of the Company to the extent in accordance with GAAP consistently applied, (n) outstanding settlement amounts (if any), (o) any Liabilities under any self-insurance or similar programs, (p) advisory or other fees and other amounts payable by the Company, (q) accounts payable more than 90 days past due, other than amounts related to Equipment Finance Receivables, (r) notwithstanding clause (q), any fees, including sales tax, related to title transfer for equipment purchases that were collected but not remitted for any period prior to the Closing Date and (s) all obligations of the type referred to in clauses (a) through (r) the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding the foregoing, the amount payable pursuant to the payoff letter, including accrued interest but not fees or other amounts, dated April 23, 2026, delivered by Wells Fargo, N.A. shall not be included in Indebtedness.

“Indemnified Persons” means Purchaser or the Sellers, as the case may be, to the extent that such Person will be indemnified by the Sellers or Purchaser, as applicable, pursuant to Article VII.

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Tax Sharing Agreement entered (or assumed) by the Company on or prior to the Closing Date, in connection

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with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, by means of withholding, or for any other reason and whether disputed or not):

(a)all Taxes of the Sellers for any taxable period;
(b)all Taxes of the Company for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date);
(c)all Taxes resulting from (i) subject to Section 7.2(b)(ii), the failure of any Tax Representation (in each case, construed as if they were not qualified by “knowledge,” “material,” “material adverse effect” or similar language) to be true and correct; (ii) the failure of the Sellers or Seller Representative to perform or satisfy any of their respective obligations, covenants and agreements contained herein or in any other Related Document; or (iii) any Taxes described in Section 4.7 of the Disclosure Schedules;
(d)the Sellers’ allocable share of all Transfer Taxes as determined under Section 6.1(e);
(e)all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable (including, for the avoidance of doubt, any “employee retention credits” claimed pursuant to the CARES Act)) that (i) was received by the Company with respect to any Pre-Closing Tax Period or (ii) was included in the computation of Closing Indebtedness;
(f)any and all Taxes of any member of an Affiliated Group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law;
(g)any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or otherwise pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing; and
(h)all Taxes incurred by the Company or Purchaser in a Tax period following the Closing Date as a result of a change in accounting method occurring prior to Closing or as a result of Closing.

For the avoidance of doubt, Indemnified Taxes shall exclude Taxes to the extent included in the Closing Transaction Expenses, and to the extent included in the computation of the Closing Indebtedness.

“Indemnifying Persons” means Purchaser or the Sellers, as the case may be, to the extent that such Person is required to indemnify the Sellers or the Purchaser Indemnitees, as applicable, pursuant to Article VII.

“Insurance Policies” has the meaning set forth in Section 4.20(a).

“Intellectual Property” means all worldwide intellectual property and proprietary rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction,

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including (without limitation): (a) Patents; (b) Trademarks; (c) all Internet domain names and social media accounts; (d) Copyrights; (e) Trade Secrets; and (f) Software.

“Intellectual Property License” means (a) any grant to a Person of any right to own, use or enforce any Company Intellectual Property and (b) any grant to the Company of any right to own, use or enforce a Person’s Intellectual Property that is included in the Company Intellectual Property.

“IRS” means the U.S. Internal Revenue Service.

“J. Kleinert” has the meaning set forth in the Preamble.

“Key Employees” means Gallo, Hazard and Philbin.

“Law” means any federal, state, provincial or local law (including common, customary and statutory law and civil and criminal law), treaty, convention, legislation, regulation, ordinance, by-law, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations and restrictions or similar provision having the force of law) of any jurisdiction or an Order of any Governmental Entity or any self-regulatory organization, including state lending laws and commercial financing disclosure laws.

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Lease Documents” has the meaning set forth in Section 4.9(b).

“Leased Real Property” means all real property (including all leasehold estates, land, buildings, structures, alterations, improvements, fixtures, easements, rights of way, and any other real property rights and/or interests) that the Company leases, licenses or otherwise occupies or uses (whether as landlord, tenant, subtenant, licensee, or pursuant to any other use or occupancy arrangement), other than Owned Real Property.

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Losses” means any and all Liabilities, claims, shortages, damages, reasonable expenses (including any reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding relating to any matters resulting in such losses, including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals), assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Article VII, whether or not foreseeable.

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“Material Adverse Effect” means any effect, event, fact, circumstance, condition, development or change that (a) is, or would be reasonably likely to be, individually or in the aggregate with all other effects, events, facts, circumstances, conditions, developments or changes, materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company, taken as a whole, other than any effect, event, fact, circumstance, condition, development or change to the extent arising out of or resulting from: (i) changes in conditions in the United States or global economy generally; (ii) changes in general political conditions that, in each case, generally affect the geographic regions or industries in which the Company conducts its business; or (iii) any changes in applicable Law or GAAP or the enforcement or authoritative interpretations thereof after the date of this Agreement, except, in the case of the foregoing clauses (i), (ii) or (iii) if such effect, event, fact, circumstance, condition, development or change referred to therein has had, or is reasonably likely to have, a disproportionate adverse impact on the Company relative to other similarly situated companies in the industries in which the Company operates or (b) is, or is reasonably likely to, prevent or materially delay the performance by the Company or the Sellers of any of their respective obligations hereunder.

“Material Contract” means the following Contracts:

(a)Employment Agreements (i) with expected annual compensation of $100,000 or more, (ii) involving any severance, change of control, retention or similar type of payment or benefit, or (iii) that are not terminable by the Company upon less than 30 days’ notice;
(b)Contracts with any staffing company, temporary employee agency, professional employer organization, third party software developers or other similar company or agency;
(c)collective bargaining agreements or Contracts with any Union;
(d)Affiliate Agreements;
(e)guaranties or suretyships of the Company involving underlying obligations of not less than $100,000;
(f)Contracts relating to any Indebtedness or to the mortgaging, pledging or otherwise placing an Encumbrance on any asset or group of assets of the Company;
(g)Contracts with respect to the lending or investing of funds other than Equipment Finance Agreements or loans or advances to employees in connection with business-related travel and entertainment, in each case made in the ordinary course of business;
(h)Contracts or group of related Contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $100,000;
(i)Contracts that restrict the Company from freely engaging in business (including the Business) anywhere in the world or not to solicit or hire any person with respect to employment or contain covenants of any other Person not to compete with the Company in any

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line of business or in any geographical area or not to solicit or hire any person with respect to employment;
(j)Contracts for the acquisition or disposition of a Person or a division, operating business or material assets thereof (by merger, purchase of stock or assets or otherwise) made within the preceding six years (whether or not such acquisition or disposition was consummated);
(k)Contracts or arrangements for the purchase or sale of any assets, properties or rights other than the purchase or sale of services or products in the ordinary course of business;
(l)partnership agreements, limited liability company agreements or joint venture agreements or any agreements governing the ownership or disposal of any Equity Securities of any Person (including the Company) or for strategic alliances, license arrangements or sharing of profits;
(m)Contracts containing exclusive dealing arrangements (whether in favor of the Company or not);
(n)Contracts for any settlement or conciliation agreement in respect of a Proceeding;
(o)Contracts with a remaining term of greater than six months and/or involving amounts paid to or by the Company in excess of $100,000 in the aggregate;
(p)leases that require annual aggregate payments in excess of $100,000;
(q)Real Property Leases;
(r)Contracts for any charitable or political contributions;
(s)Contracts including “most favored nations” provisions (either in favor of the Company or not);
(t)Contracts with any Top Vendors and any other suppliers of goods, materials, data, content or services (other than utility services) annual aggregate payments in excess of $100,000;
(u)Contracts for any hosts or suppliers of data centers and licenses for data center space, including any co-location or hosted data center space and cloud computing and related services;
(v)Government Contracts;
(w)Contracts that include any indemnification, warranty or similar obligations on the Company that will survive the Closing Date;

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(x)Contracts (i) with respect to any Equipment Finance Receivable with an outstanding principal balance in excess of $100,000 or (ii) with respect to all Equipment Finance Receivables attributable to any single Obligor with an aggregate outstanding principal balance in excess of $100,000;
(y)Contracts not covered by the foregoing (i) that are not terminable by the Company without penalty upon advance notice of 30 days or less or (ii) that involves aggregate consideration in excess of $100,000; or
(z)Contracts pursuant to which the Company has sold, assigned or otherwise transferred any Equipment Finance Receivable or other loan to a third party and has retained the right to service, administer or collect payments on such Equipment Finance Receivable or loan (including any servicing agreement, subservicing agreement or similar arrangement).

“MJVEL” has the meaning set forth in the Preamble.

“Net Income” means, for any period, the after-tax net income of the Company determined in accordance with GAAP; provided that Net Income: (a) [***]; (b) shall exclude any non-recurring or one-time items, including purchase accounting adjustments, Transaction Expenses, acquisition related costs, restructuring or integration costs or other items not incurred in the Company’s ordinary course of business; (c) shall exclude any new or increased allocations of corporate overhead, shared services, management fees or other intercompany charges except to the extent such charges (i) replace existing expenses of the Company, (ii) are not greater in the aggregate than the costs historically incurred for such functions (subject to adjustment to reflect reasonable and customary costs incurred in connection with the growth of the Company’s business or to meet regulatory requirements as determined in good faith by Purchaser) and (iii) are allocated on a consistent and reasonable basis (provided that Purchaser shall act reasonably in allocating costs to the Company for shared services); (d) shall be calculated based on accounting policies and methodologies required by GAAP, and consistent with practices accepted by Purchaser’s auditor or regulators; and (e) shall be applied consistently across the calculation of Earn-Out Payments and any bonus, compensation or deferred compensation arrangements under the Executive Employment Agreements with no additional adjustments or alternative definitions.

“Objection Notice” has the meaning set forth in Section 2.3(c).

“Obligor” means, with respect to any Equipment Finance Receivable, the borrower of such Equipment Finance Receivable and any other Person who owes payments in respect of such Equipment Finance Receivable.

“Off-the-Shelf Software” means any generally-available, commercial, off-the-shelf Software (in object code format only) licensed pursuant to a standardized click-wrap, end-user or enterprise license for a total annual fee of no more than $50,000.

“Operating Agreement” has the meaning set forth in Section 2.1(c).

“Orders” means judgments, writs, decrees, awards, compliance agreements, injunctions or orders (whether judicial, administrative or arbitral) and legally binding determinations of any Governmental Entity or arbitrator.

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“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the Organizational Documents of a corporation would be its certificate of incorporation and by-laws.

“Originator” means a broker, finder, originator, or other source of referrals or introductions to borrowers under any Equipment Finance Agreement or other equipment finance loan.

“Owned Real Property” means real estate and interest in real estate owned in fee.

“Patents” means all patents, utility models and industrial designs and applications therefor, including all provisionals, continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, renewals and extensions thereof, and all similar rights arising under the Laws of any jurisdiction.

“Payment Restriction” has the meaning set forth in Section 2.6(h).

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates (including certificates of authorization), identification numbers, exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities, including state lending licenses and/or registrations.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, to the extent fully reserved on the Latest Balance Sheet; (b) workers or unemployment compensation liens arising in the ordinary course of business; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the ordinary course of business securing amounts that are not delinquent and for which adequate reserves have been established by the Company, (d) zoning, building and other similar restrictions that do not, individually or in the aggregate, materially interfere with the value or current use of any real property, (e) any easement, covenant, right-of-way or other similar restriction recorded in the appropriate recorder’s office in each case that does not materially detract from the value of any real property or materially impair or interfere with the use or occupancy thereof for the purposes for which it is currently used or proposed to be used in the ordinary course of business; provided that the same does not materially detract from the value of any real property or materially impair or interfere with the use or occupancy thereof for the purposes for which it is currently used or proposed to be used in connection with the ordinary course of the Business.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Information” means any data that constitutes personal information, personally identifiable information, personal data, personal information, biometric information, nonpublic personal information, nonpublic information or similar term under applicable Laws, Privacy Contracts and Privacy Policies, as well as data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of the Company, including, without limitation, an individual’s name, address, phone number, username and password, social security number or other government-issued number, financial account number, date of birth, e-mail address, Internet Protocol (IP) address, or other health information or account

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information, or any other information that can be used to contact someone or serve them with information online or offline (including identifiers used to engage in interest-based advertising) or other information that is regulated by one or more Privacy Laws.

“Personal Property Leases” has the meaning set forth in Section 4.8(b).

“Philbin” has the meaning set forth in the Preamble.

“Pre-Closing Indemnitees” has the meaning set forth in Section 6.5(b).

“Pre-Closing Tax Period” means any taxable period of the Company ending on or before the Closing Date (and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date).

“Preferred Sellers” means J. Kleinert, R. Kleinert and MJVEL.

“Preliminary Adjustment Statement” has the meaning set forth in Section 2.3(b).

“Privacy Contracts” means all Contracts between the Company and any Person that are applicable to (a) information security or (b) the Processing of Personal Information, Trade Secrets or Confidential Information, including, without limitation, all such contracts used in the provision of any deliverables or services to third parties.

“Privacy Laws” means any Laws that relate to and/or address privacy, security, cybersecurity, data use (including, without limitation, use of data for email, telemarketing, text messaging or any other purpose), consumer tracking, consumer targeting, data protection and destruction, security incident notification, data transfer issues, marketing, electronic and telephonic communications or the Processing of Personal Information, including, without limitation, HIPAA, the Gramm-Leach-Bliley Act, the CAN-SPAM Act, the Personal Information Protection and Electronic Documents Act, the Telephone Consumer Protection Act, 2-1 C.M.R. 17.00 et. seq., and all current and former implementing Laws, rules, regulations and all guidelines and industry standards applicable to the Company or the Business, including ISO 27001, the Digital Advertising Alliance’s Industry Self-Regulatory Program for Online Behavioral Advertising and the Payment Card Industry Data Security Standard, and any applicable provincial or foreign laws, including laws, regulations and/or guidance implementing the Data Protection Act 1998 and EU Directives 95/46/EC, 2002/58/EC and 2009/136/EC and any successor legislation.

“Privacy Policies” means all written policies, procedures, notices or representations of the Company relating to (a) the Processing of Personal Information, including all current and former website and mobile application privacy policies, or (b) information security, incident response or business continuity and disaster recovery.

“Privacy Requirements” means Privacy Contracts, Privacy Laws and Privacy Policies.

“Proceedings” means audits, examinations, actions, suits, claims, complaints, litigation, arbitrations, charges, demands, reviews, audits, inquiries, investigations and legal, administrative, arbitration or similar proceedings.

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“Processing” (and any inflection thereof) means any operation or set of operations that are performed data or information, whether or not by automated means. Processing includes the access, acquisition, collection, use, recording, organization, structuring, adaptation, alteration, retrieval, combination, erasure, storage, retention, sharing, distribution, transfer, disclosure, destruction, disposal, aggregation, deidentification or any other processing of data or information in any medium.

“Property Laws” has the meaning set forth in Section 4.9(m).

“Proprietary Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreements” has the meaning set forth in Section 2.5(a)(x).

“Public Software” means any Software (or portions thereof) that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitee” has the meaning set forth in Section 7.1(a).

“Purchaser Objection Notice” has the meaning set forth in Section 2.2(d).

“Purchaser Prepared Returns” has the meaning set forth in Section 6.1(a)(ii).

“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy (policy number [***]) issued by Fusion Specialty Americas Insurance Services LLC.

“Real Property Leases” means all leases, subleases, licenses, concessions, processing facility agreements, occupancy agreements, subordination and non-disturbance and recognition agreements and other Contracts, if any, and all amendments, restatements, extensions, renewals, guaranties, supplements, and other modifications and Contracts with respect thereto, pursuant to which the Company leases, subleases, licenses, holds or otherwise occupies, operates or uses (whether as landlord, tenant, subtenant, licensee, or pursuant to any other use or occupancy arrangement) any Leased Real Property.

“Receivable File” means, with respect to an Equipment Finance Receivable, each related loan agreement, promissory note, truth in lending disclosure, application, any authorization to debit an Obligor’s bank account, if any, and any other documents and instruments executed and delivered, and electronic records created, in connection with the origination, funding, acquisition and ownership of such Equipment Finance Receivable.

“Related Documents” means the Executive Employment Agreements, the Proprietary Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreements and

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each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the Transaction.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claim” has the meaning set forth in Section 6.4(a).

“Releasing Party” has the meaning set forth in Section 6.4(a).

“Released Parties” has the meaning set forth in Section 6.4(b).

“Repossessed Assets” has the meaning set forth in Section 4.4(h).

“Representatives” means, as to any Person, the Affiliates, owners, directors, managers, officers, employees, auditors, attorneys, financial advisors and any other consultants, representatives, advisors or agents of such Person.

“Restricted Period” means the period from the Closing Date until the fifth anniversary of the Closing Date.

“Restricted Person” has the meaning set forth in Section 6.2(a).

“Review Period” has the meaning set forth in Section 2.3(c).

“R. Kleinert” has the meaning set forth in the Preamble.

“SALT Election” means any election under applicable state or local income Tax Law pursuant to which an entity will incur or otherwise be liable for any state or local income Taxes that would have been borne (in whole or in part) by the direct or indirect equity owners of such entity had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Second Earn-Out Calculation Period” has the meaning set forth in Section 2.6(a).

“Second Earn-Out Payment” has the meaning set forth in Section 2.6(a).

“Securities” has the meaning given to such term in the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“Security Breach” has the meaning set forth in Section 4.11(e).

“Seller” has the meaning set forth in the Preamble.

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“Seller Prepared Returns” has the meaning set forth in Section 6.1(a)(i).

“Seller Representative” has the meaning set forth in in the Preamble.

“Sellers’ Knowledge” and words of similar effect, means the actual knowledge (after due inquiry) of any of the Sellers.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and training materials, related to any of the foregoing.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present Control of such specified Person and/or (c) whose voting securities are 50% or more owned, directly or indirectly, by such specified Person.

“Survival” has the meaning set forth in Section 7.5.

“Target Registered IP” means all issued and applied for Patents, Trademarks and Copyrights, domain name registrations and social media accounts owned or purported to be owned by the Company.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (a) any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, escheat, alternative or add-on, windfall or excess profits, environmental (including Section 59A of the Code as in effect for Tax years beginning prior to January 1, 2018), social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing, allocation, or similar agreements or arrangements (whether or not written) and (d) any Liability for the payment of any amounts of the type described in clause (a), (b) or (c) of this sentence as a result of being a

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transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Contest” has the meaning set forth in Section 6.1(c)(i).

“Tax Representations” means the representations and warranties in Section 4.7 and Section 4.18 and the representations and warranties with respect to Taxes in Section 4.16.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments thereto, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity.

“Tax Sharing Agreement” means any Contract (including any provision of a contract) pursuant to which the Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person or share any Tax benefit with another Person.

“Third Earn-Out Calculation Period” has the meaning set forth in Section 2.6(a).

“Third Earn-Out Payment” has the meaning set forth in Section 2.6(a).

“Third Party Claim” has the meaning set forth in Section 7.4.

“Top Customers” has the meaning set forth in Section 4.22(a).

“Top Originators” has the meaning set forth in Section 4.22(c).

“Top Vendors” has the meaning set forth in Section 4.22(b).

“Tracking Applications” means any Software disseminated by any entity on behalf of the Company that is installed on consumers’ computers and used by any entity on behalf of the Company to monitor, record or transmit information about activities occurring on the computers on which it is installed, or about data that is stored or created on, transmitted from or transmitted to the computers on which it is installed.

“Trade Secrets” means all discoveries, concepts, ideas, research and development, trade secrets, know-how, algorithms, formulae, inventions, invention disclosures, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals

“Trademarks” means all trademarks, service marks, trade names, brand names, trade dress, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing and all applications, registrations, renewals and extensions thereof.

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“Transaction” means the transactions contemplated by this Agreement and the Related Documents, including, without limitation, the sale of the Purchased Interests by the Sellers to Purchaser.

“Transaction Expenses” means, without duplication, the amount of any obligations of the Company consisting of (a) all fees, costs, charges, expenses and obligations unpaid on the Closing Date incurred by any Seller, the Company or their respective Affiliates and, to the extent reimbursable thereby any Seller, the Company or their respective Affiliates, in contemplation of, in connection with or relating to the preparation for, and consummation of, the Transaction, including the fees, costs, charges, expenses and obligations relating to or arising out of (i) expense reimbursements payable to any other bidders of the transactions contemplated by this Agreement, (ii) the preparation, negotiation and execution of this Agreement and the Related Documents and the consummation of the Transaction as it relates to the Sellers and (iii) professional services provided by the Company’s and the Sellers’ investment banker, other bankers, financial advisors, counsel, accountants, advisors, brokers, finders, agents and Representatives, including, but not limited to, Multi-Bank Securities, Inc., (b) any bonuses, any success fees, any severance payments, any retention payments, paid time off, wages, any transaction bonuses, any change of control payments and any other amounts payable (and not otherwise irrevocably waived or forfeited) to any Person by the Company in connection with the consummation of the Transaction (together with the employer portion of any payroll or other employment Taxes associated therewith), (c) 100% of the premiums, fees and other costs of the D&O Policy, (d) 50% of all Transfer Taxes and (e) 50% of all premiums, underwriting fees, brokers’ commissions, Taxes and other costs and expenses related to the R&W Insurance Policy and the procurement thereof.

“Transfer Taxes” has the meaning set forth in Section 6.1(e).

“Union” means any labor union, trade union, works council or other employee representative body.

“Upward Adjustment Amount” has the meaning set forth in Section 2.3(h).

“WARN Act” has the meaning set forth in Section 4.15(d).

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